UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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LendingClub Corporation (Name of Registrant as Specified in its Charter)

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71 Stevenson Street, Suite 1000
San Francisco, California 94105

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2018

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of LendingClub Corporation (Annual Meeting) will be held on May 31, 2018 at 11:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/LC2018. There is no physical location for the Annual Meeting.
At the Annual Meeting, you will be asked to:

1.
Elect Daniel Ciporin, Kenneth Denman, Timothy Mayopoulos and Patricia McCord as Class I directors, each of whom is currently serving on our Board of Directors, to serve until the 2021 Annual Meeting of Stockholders or until his or her successor has been elected and qualified or his or her earlier death, resignation or removal.

2.	Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

4.	Approve a management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board of Directors.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on April 2, 2018 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,
Russell S. Elmer
General Counsel and
Corporate Secretary
San Francisco, California
April 17, 2018
Whether or not you expect to participate in the Annual Meeting, please vote via the Internet, by phone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2018: THIS PROXY STATEMENT, PROXY, AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM

PROXY STATEMENT

April 17, 2018

PROXY SUMMARY

Overview of Voting Items

Proposal	Board Recommendation	Page
Proposal One: Election of Directors	For each nominee	51
Proposal Two: Advisory vote to approve the compensation of our named executive officers	For	52
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2018 fiscal year	For	53
Proposal Four: Management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board	For	54

Who We Are

We operate America’s largest online lending marketplace platform connecting borrowers and investors and were founded on the premise that an online credit marketplace that directly connects borrowers and investors is a more efficient and affordable way to deliver access to credit. By democratizing this access, a marketplace would create new opportunities for both borrowers and investors, setting them on a path towards a brighter financial future. To execute on our vision, it is critical that we have a sophisticated, dedicated and committed management team, overseen by an independent board with substantial and relevant expertise, that will build a business that can grow aggressively and responsibly. We believe we are building such a team and establishing the foundation for a successful business over the long term.

2017 Results

In 2017, the Company continued to grow the business, delivering the highest revenue in the Company’s history. We enhanced our products and offerings to draw a record number of applicants to the site and serve more borrowers. We launched new capabilities on the investor side of the marketplace and built innovative structures that further diversified the investor base and brought new revenue streams to the business. At the same time, we continued to invest in our business for the long term, investing heavily in technology, compliance and controls to continue scaling our business responsibly. Equally importantly, we have been working to resolve legal matters arising from legacy issues first disclosed by the Company in May 2016. In early 2018, we announced the settlement of significant class action litigation arising from those issues.

Stockholder Feedback Drives Evolving Governance Practices

Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. In the Fall of 2017, we reached out to stockholders, including the governance groups of stockholders representing approximately 18% of shares then outstanding. We were able to meet with the governance groups of stockholders representing approximately 16% of shares then outstanding, including many of our largest institutional stockholders, to hear their views and to seek their feedback as to any changes or improvements they would wish to see as we evolve as a Company following our IPO in late 2014. The Independent Chairman of our Board, Hans Morris, participated in several of these meetings, and feedback was shared with our full Board.

Our Board has made a number of key changes to the Company’s governance and compensation practices in response to stockholder feedback, as summarized in the table below. The Board looks forward to continuing its dialogue with stockholders of the Company.

	Stockholder Feedback	Board Actions
Board & Governance (as discussed further on page 10)
• Focus on increased diversity on company boards
• Opportunity to improve certain governance practices, including board classification and director voting standard
• Focus on gender pay equity, specifically at technology companies

• In 2017 and 2018 to date, the Board appointed three new members, all of whom enhance the diversity of our Board
• In March 2018, the Board adopted a majority vote standard for uncontested director elections and adopted a resignation policy for incumbent directors who fail to receive the required number of votes to be re-elected
• The Board is recommending the phase out of our classified Board at this year’s Annual Meeting (Proposal Four of this Proxy Statement)
• Our 2017 gender pay equity analysis showed that average pay for the same job was equal; we found slight pay differences in certain positions and corrected those differences outside of the normal cycle

Compensation (as discussed further on page 23)	• Desire for greater portion of executive compensation to be tied to company performance • Opportunity to improve certain compensation practices
• Introduced performance-based restricted stock units (PBRSUs) for CEO in 2017; expanding to CFO in 2018
• In 2017, discontinued use of options in executive compensation plans
• Clawback policy adopted in September 2017 applies to any compensation based on financial reporting measures
• Stock ownership guidelines (5x for CEO, 2x for CFO and 1x for other Section 16 executives) adopted in December 2017

Strong Independent Board Oversight

				Committee Membership
Director	Age	Director Since	Independent	Audit	Compensation	Nominating and Corporate Governance	Risk
Susan Athey(1)	47	2018	X
Daniel Ciporin	60	2007	X	X	Chair
Kenneth Denman	59	2017	X	X	X
John J. Mack	73	2012	X		X	Chair
Timothy Mayopoulos	59	2016	X	X			X
Patricia McCord	64	2017	X		X	X
Mary Meeker	58	2012	X			X
John C. (Hans) Morris Independent Chairman	59	2013	X				Chair
Scott Sanborn Chief Executive Officer	48	2016
Lawrence Summers(2)	63	2012	X			X	X
Simon Williams(3)	60	2014	X	Chair			X

(1)
Ms. Athey was appointed to our Board in March 2018. Ms. Athey will be appointed to Committees of the Board based on Ms. Athey’s interests and qualifications, and the best allocation of responsibilities based on the needs of the Board.

(2)	Mr. Summers will resign from the Board, including any committees of which he serves, effective as of the date of the Annual Meeting.

(3)	Mr. Williams also previously served as a member of our Board from November 2010 to October 2011.

Executive Compensation Aligned with Corporate Results

We believe that our compensation mix supports our objective of focusing on “at risk” compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term. Below is a summary of our 2017 compensation program. Performance-based restricted stock units (PBRSUs) were granted to our CEO for 2017, and to our CEO and CFO for 2018.

Element	Form	Description	Performance Link
Base Salary	Cash	Salaries are set at a level that is competitive and appropriate based on the size of our Company and the sophistication of our business
Annual Cash Bonus	Cash	Cash bonuses are used to motivate our executive officers to achieve pre-defined annual financial and operational goals	Revenue (60%) and adjusted EBITDA margin (40%), with no payouts if threshold performance is not met; final amounts based on individual performance assessment
Equity-Based Compensation	RSUs	Long-term equity aligns our executive team’s compensation with our stockholders’ long-term interests	Stock price performance over a four-year vesting period
PBRSUs
• PBRSUs earned only if rigorous performance thresholds are met, with target and maximum amounts subject to stretch goals
• PBRSU achievement targets based on pre-determined relative TSR (50%) and adjusted EBITDA margin (50%) goals
• Additional time-based vesting on earned awards further aligns with stockholders’ interests

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What is the purpose of the proxy materials?

The proxy materials are intended to provide you information to help you decide how to vote on the proposals we will be making at the LendingClub 2018 Annual Meeting of Stockholders (Annual Meeting). The materials include the Notice of Internet Availability of Proxy Materials (Notice), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2017 (Annual Report) that contains information about the Annual Meeting of LendingClub Corporation, a Delaware corporation (LendingClub, we, us, or our) and will be used to solicit proxies from you, our stockholders, on behalf of the Board of Directors (Board) for the matters to be voted on at the Annual Meeting as described in this Proxy Statement.

The Notice, Proxy Statement, form of proxy and Annual Report are being distributed and made available to stockholders on or about April 17, 2018. As a stockholder, you are invited to participate in the Annual Meeting via the Internet by visiting www.virtualshareholdermeeting.com/LC2018 and to vote on the items of business described in this Proxy Statement. The Annual Meeting will be held on May 31, 2018 at 11:00 a.m. Pacific Time.

2.	Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on April 2, 2018, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 419,607,629 shares of common stock outstanding and entitled to vote (not including treasury shares). Holders of our common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum is present if stockholders holding at least a majority of the voting power of the shares of our common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are considered the stockholder of record of those shares, and the Notice was provided to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

3.	How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for stockholders of record) or voting instruction form (for holders of shares in street name) available when you access the web page.

By Phone

You may vote by phone by calling the toll-free phone number on the proxy card (1-800-690-6903), which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by phone.

By Mail

If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided.

By Attending the Annual Meeting

If you are a stockholder of record, you can participate in the Annual Meeting online at www.virtualshareholdermeeting.com/LC2018 and vote your shares during the Annual Meeting. You will need the 16-digit control number included with these proxy materials to participate in the Annual Meeting.

Time for Voting Your Shares By Internet, By Phone or By Mail

You may vote via the Internet or by phone up until 8:59 PM Pacific Time on May 30, 2018. If you vote by mail, your proxy card must be received by May 30, 2018.

4.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

To cause less harm to our environment and to save costs, we utilize the Internet as the primary means of furnishing proxy materials to stockholders following rules established by the Securities and Exchange Commission (SEC). The Notice to our stockholders has instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one.

5.	How can I access the proxy materials over the Internet?

You can easily access our proxy materials by clicking the Annual Meeting tab at http://ir.lendingclub.com. In addition, the Notice provides instructions regarding all the ways you can view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to vote your shares, you will need to visit www.proxyvote.com and have available your 16-digit control number(s) contained on your Notice.

If you received printed copies of the proxy materials this year, we encourage you to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce our costs associated with the printing and mailing of materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. You can terminate your election to receive proxy materials by email at any time.

6.    How can I participate in the Annual Meeting?

You will be able to participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LC2018. If you are a stockholder of record, you will also be able to vote your shares electronically at the Annual Meeting.

7.    Why is the Annual Meeting being held only online?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company. We believe that hosting a virtual Annual Meeting will enable increased stockholder participation since stockholders can participate from any location around the world.

8.    How does the Board recommend I vote?

The Board recommends that you vote as follows:

“FOR” the election of Daniel Ciporin, Kenneth Denman, Timothy Mayopoulos and Patricia McCord as Class I directors (see Page 51);

“FOR” the approval of advisory vote to approve the compensation of our named executive officers as described under “Executive Compensation” (see Page 52);

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (see Page 53); and

“FOR” a management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board (see Page 54).

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board set forth above.

The Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy in their discretion.

9.    What votes are required to approve each of the proposals?

Proposal	Vote Required for Approval	How are “Broker Non-Votes” Treated?	How are “Abstentions” Treated?
Proposal One: Election of Directors	Votes cast “FOR” such nominee exceeds the votes cast “AGAINST” such nominee	Do not count	Do not count
Proposal Two*: Advisory vote to approve the compensation of our named executive officers	Majority of votes cast	Do not count	Do not count
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2018 fiscal year	Majority of votes cast	Do not count	Do not count
Proposal Four: Management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board	Two-thirds of Shares Outstanding	Vote Against	Vote Against

*
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

10.    What is a broker non-vote?

If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will not have authority to vote your shares on any matters that are considered “non-routine.” That is referred to as a “broker non-vote.” Even if you have not given your broker instructions, the broker will nevertheless have discretion to vote your shares on our sole “routine” matter—Proposal Three—the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Your broker or nominee will not have discretion to vote on Proposals One, Two and Four, each of which is a “non-routine” matter, unless you tell your broker how you want to vote.

11.    What happens if a director standing for election fails to receive an affirmative vote from a majority of the votes cast?

In the event a director standing for re-election fails to receive (x) a number of affirmative votes cast by the holders of the outstanding shares of our common stock present or represented by proxy and entitled to vote that exceeds (y) the votes against such nominee cast by the holders of the outstanding shares of common stock present or represented by proxy and entitled to vote in an uncontested election shall be a hold over director and have his or her resignation considered by our Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee shall consider such tendered resignation and shall make a recommendation to our Board concerning the acceptance or rejection of such resignation within 45 days following the date of the stockholders’ meeting at which the election of directors occurred. In determining its recommendation to our Board, our Nominating and Corporate Governance Committee shall consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the reason or reasons why stockholders voted against such director’s re-election, the qualifications of the director, the director’s experience with and knowledge of the Company and expected future contributions to the Company, and whether the director’s resignation from our Board would be in the best interests of the Company and its stockholders.

Our Board shall then take formal action on our Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting at which the election of directors occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, our Board shall consider the information, factors and alternatives considered by the committee and such additional information, factors and alternatives as our Board deems relevant. Following our Board’s decision, we will publicly disclose, in a Form 8-K filed with the SEC, our Board’s decision.

12.    Why does Proposal 4 require an affirmative vote from two-thirds of the shares outstanding to pass and what happens if the proposal does not pass?

In order to phase in the declassification of our Board, the Company is proposing to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation. Per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In the event Proposal 4 fails to receive the required affirmative vote, our existing classified board structure will remain intact.

For additional information about the proposed declassification of our Board, see “Proposal Four: Declassification of the Board.”

13.    How will my proxy be voted?

All signed, returned proxies that are not revoked will be voted in accordance with the instructions provided. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of directors, as a vote “for” election of all nominees presented by the Board.

14.    How do I change or revoke my proxy?

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or during the Annual Meeting, by voting again on a later date on the Internet or by phone (only your latest Internet or phone proxy submitted prior to the Annual Meeting will be counted) or by participation at the Annual Meeting and voting at the Annual Meeting via the Internet. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must obtain a legal proxy from the broker, as described in the section “Who is entitled to vote at the Annual Meeting?,” above.

15.    Who will count the votes?

We have designated a representative of Broadridge as the Inspector of Elections who will count the votes.

16.    How can I make proposals or nominate a director at next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our Amended and Restated Bylaws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our Proxy Statement and form of proxy relating to our annual meeting of stockholders to be held in 2019, the proposal or nomination must be received by us at our principal executive offices no later than December 18, 2018. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2019 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between February 15, 2019, and March 17, 2019 and comply with the other provisions of our Amended and Restated Bylaws.

17.    Who pays for the expenses of solicitation?

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the proxies and other soliciting materials, we or our agents may also solicit proxies in person, by phone or email. Following the original mailing of the proxies and other soliciting materials, we will request that banks, brokers, custodians, nominees and other stockholders of record of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other stockholders of record for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

We have engaged D.F. King & Co., Inc., a professional proxy solicitation firm, to assist us in distributing proxy materials and soliciting proxies for a fee of $12,500, plus reasonable out-of-pocket expenses.

If you vote using the Internet or by phone, you may incur data or telephone usage charges from Internet access providers and phone companies. We do not reimburse those costs.

18.    I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

When two or more stockholders share the same address, the SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other Annual Meeting materials by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to that shared address. This process, which is commonly referred to as “householding,” is intended to be convenient for stockholders and companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, you may notify your broker. Additionally, upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, our Annual Report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, Annual Report and other proxy materials, you may write or email Investor Relations at 71 Stevenson Street, Suite 1000, San Francisco, California 94105, Attn: Investor Relations, email address IR@lendingclub.com.
.

Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and Proxy Statements by contacting your broker or us at the address or telephone number identified above.

19.    How do I request paper copies of the proxy materials, including the annual report?

You may request paper copies of the 2018 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

Additionally, we will mail without charge, upon written request, a copy of our Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to 71 Stevenson Street, Suite 1000, San Francisco, California 94105, Attn: Investor Relations. The Annual Report is also available at http://ir.lendingclub.com.

20.    Will a list of stockholders be made available?

We will make a list of record holders available ten days prior to the Annual Meeting, at our offices located at 71 Stevenson Street, Suite 1000, San Francisco, California 94105. Please contact us at (415) 632-5600 if you wish to inspect the list of stockholders prior to the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

LendingClub Board

Our Board oversees the strategy and overall business affairs of the Company. A key principle of our Company is maintaining the highest levels of trust with borrowers, investors, regulators, stockholders and employees. We have an active and engaged Board that is committed to fulfilling its fiduciary duties to our Company and stockholders and helping us continue to earn the trust of our stakeholders. In the past, our Board has made and executed on difficult decisions that we believe were essential to maintain the trust and integrity of the Company and have resulted in making the Company and its management stronger.

Our Board currently has eleven members, but the Board may establish a different number of authorized directors from time to time by resolution. Ten of our directors are independent within the meaning of the listing standards of the New York Stock Exchange (NYSE). Our Board is currently divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Our Board has proposed to phase out the classified board structure subject to stockholder approval of Proposal Four of this Proxy Statement at the Annual Meeting. If that proposal passes our Board will phase into a structure in which all directors will be up for election each year to serve a term ending at the next annual meeting of stockholders.

In 2017, the Board held 11 meetings (including regularly scheduled and special meetings) and acted by unanimous written consent one time. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Typically, in conjunction with the regularly scheduled meetings of the board, the independent directors also meet in executive sessions outside the presence of management. The Chairman of our Board, among other responsibilities, presides over such meetings.

Although we do not have a formal policy regarding annual meeting attendance by members of our Board, we encourage our directors to attend. All directors attended our 2017 Annual Meeting of Stockholders.

Our Class I directors, if elected, will continue to serve as directors until the 2021 Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Stockholder Outreach

Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. In the Fall of 2017, we reached out to the governance groups of stockholders representing approximately 18% of shares then outstanding and were able to meet with the governance groups of stockholders representing approximately 16% of shares then outstanding, including many of our largest institutional stockholders, to hear their views and to seek their feedback as to any changes or improvements they would wish to see in the Company’s practices as we evolve as a Company following our IPO in late 2014. The Independent Chairman of our Board, Hans Morris, participated in several of these meetings, and feedback was shared with our full Board.

Although the stockholders we met with were not unanimous in their priorities, the below are those that were most consistently cited. The Board looks forward to continuing its open dialogue with stockholders.

Board Diversity. Stockholders expressed their commitment for increasing diversity on the boards of the companies in which they invest. In particular, the topic of gender diversity was cited as a priority, but stockholders also discussed diversity in background and perspective which can provide strong insight to a board. Our commitment to diversity is evidenced by the diversity of gender, racial background and experience of our Board, including our three most recently appointed directors. Female directors now represent over 27% of the Board. The Board intends to continue that commitment to diversity.

Board Structure. Stockholders also expressed that, as the Company evolves following its IPO, it should re-examine its classified board structure. Stockholders expressed a preference that, over the course of time, the construct of our Board move from away from its current classified structure, in which there are three rotating classes of directors serving for three-year terms. The stockholders we spoke with told us that, over the course of the next few years, the Company’s board structure should move to one in which all directors serve one-year terms and stand for election every year. In response to that feedback, the Company is proposing to amend its Certificate of Incorporation to provide that any director elected to the Board after the date of the Annual Meeting be elected for a term expiring at the next annual meeting of stockholders. This proposal is included as Proposal Four of this Proxy Statement.

Majority Voting Standard. Stockholders also expressed that directors should be required to obtain approval from a majority of stockholders when standing for election. Our bylaws in effect during our stockholder outreach provided for plurality voting for directors, meaning that in an uncontested election, the individual obtaining the highest number of votes will fill a position. While it has not occurred in any of the Company’s annual meetings of stockholders to date, this provision could result in a director maintaining a seat on the Board in an uncontested election without receiving support from a majority of stockholders. Nonetheless, the Board recognizes the growing sentiment among certain stockholders and members of the investment community in favor of a majority voting standard for the election of directors in uncontested elections and that such voting standard reinforces the Board’s accountability to its stockholders.

Accordingly, in March 2018, the Board voluntarily amended its bylaws to adopt a majority voting standard for the election of directors in uncontested elections. Uncontested elections are elections where the number of director nominees does not exceed the number of directors to be elected at the meeting. The Board believes, however, that the plurality vote standard should continue to apply in contested director elections because if a majority vote standard is used in a contested election, fewer candidates could be elected to the board than the number of authorized board seats.

Gender Pay Equity. Stockholders noted that pay between genders has historically been unequal and that it is increasingly a matter of focus for technology companies like ours. Those stockholders asked the Company to describe its efforts with respect to gender pay equity. We noted that our practice is to regularly review salaries against the market and to look at how we pay by gender to ensure fair and consistent pay for everyone. We further noted that an analysis in 2017 showed that on average we pay men and women in the same job equally. We also do not have significant differences in pay amongst our different ethnic groups. However, when we looked at certain positions within the Company, we found some slight differences. The Company corrected these differences by providing certain individuals with pay increases outside of the normal cycle. Individuals who received these increases continued to be eligible for additional pay increases according to the regular cycle based on performance and competitive market data.

Board Leadership

John C. (Hans) Morris serves as the independent Chairman of our Board.

While our Corporate Governance Guidelines do not require the separation of offices of the Chairperson of the Board and the Chief Executive, the Board believes an independent Chairperson reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board. We believe this structure provides consistent and effective oversight of our management and is optimal for us and our stockholders.

Board Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to Board oversight directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team, Chief Risk Officer and internal audit team that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies.

The Board has delegated to the Risk Committee (comprised of independent directors) primary responsibility for the oversight of risk management. In accordance with its charter, the Risk Committee assists our Board in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial reporting) and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. In particular, the Risk Committee periodically meets with members of the Company’s information technology department to assess information security risks (including cybersecurity risks) and to evaluate the status of the Company’s cybersecurity efforts, which include a broad range of tools and training initiatives that are designed to work together to protect the data and systems used in the company’s business. The Company has also established a Management Risk Committee to oversee our enterprise risk management program and provide a central oversight function to identify, measure, monitor, evaluate and escalate key risks (including cybersecurity risk) for oversight at the Board level.

The other standing Board committees oversee risks associated with their respective areas of responsibility. For example, our Audit Committee has the responsibility for overseeing the integrity of our financial reporting, including related policies and procedures, compliance with legal and regulatory requirements affecting financial reporting, and overseeing our internal audit function. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described in “Executive Compensation-Compensation Discussion and Analysis-Compensation Risk Assessment.”

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s Board. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, among other things, in the opinion of that company’s Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has reviewed its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Susan Athey, Daniel Ciporin, Kenneth Denman, John J. Mack, Timothy Mayopoulos, Patricia McCord, Mary Meeker, John C. (Hans) Morris, Lawrence Summers and Simon Williams, representing ten of our eleven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board. Ms. Athey does not currently sit on any committees of the Board. Each of these committees has a written charter, which, along with our Corporate Governance Guidelines, are available on our website at http://ir.lendingclub.com under the heading “Corporate Governance.”

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
Susan Athey(1)
Daniel Ciporin	X	Chair
Kenneth Denman	X	X
John J. Mack		X	Chair
Timothy Mayopoulos	X			X
Patricia McCord		X	X
Mary Meeker			X
John C. (Hans) Morris				Chair
Lawrence Summers(2)			X	X
Simon Williams	Chair			X

(1)
Ms. Athey was appointed to our Board in March 2018. Ms. Athey will be appointed to Committees of the Board based on Ms. Athey’s interests and qualifications, and the best allocation of responsibilities based on the needs of the Board.

(2)	Mr. Summers will resign from the Board, including any committees of which he serves, effective as of the date of the Annual Meeting.

Audit Committee

The members of our Audit Committee are Daniel Ciporin, Kenneth Denman, Timothy Mayopoulos and Simon Williams (chair). All of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that Mr. Williams is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. While other members of our Audit Committee may have the expertise to be designated an audit committee financial expert, the Board made a specific finding only as it relates to Mr. Williams.

In addition, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the board of directors or any other committee of the board of directors (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting, our internal audit function, and the independence of our independent registered public accounting firm. Our Audit Committee receives internal control-related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters affecting financial reporting, our Audit Committee meets at least quarterly with management, our internal audit department, our independent registered public accounting firm, our internal legal counsel and compliance department to discuss risks related to our financial risk exposures.

During 2017, our Audit Committee held nine meetings and acted by unanimous written consent one time.

Compensation Committee

The members of our Compensation Committee are Daniel Ciporin (chair), Kenneth Denman, Patricia McCord and John J. Mack. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE.

Our Compensation Committee oversees our executive officer and director compensation arrangements, plans, policies and programs and administers our cash-based and equity-based compensation plans and arrangements for employees generally. From time to time, our Compensation Committee may delegate its authority to subcommittees and to our officers, as it may be deemed necessary or appropriate.

During 2017, our Compensation Committee held five meetings and acted by unanimous written consent six times.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are John J. Mack (chair), Patricia McCord, Mary Meeker and Lawrence Summers. All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the NYSE.

Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight. Our Nominating and Corporate Governance Committee will advise our Board on corporate governance matters and board performance matters, including making recommendations regarding director nominations and new appointments, the structure and composition of our Board and board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and our code of conduct and ethics.

During 2017, our Nominating and Corporate Governance Committee held four meetings.

Risk Committee

The members of our Risk Committee are Timothy J. Mayopoulos, John C. (Hans) Morris (chair), Lawrence Summers and Simon Williams.

Our Risk Committee assists our Board in its oversight of our key risks, including credit, technology and security (including cybersecurity risk), strategic, legal, regulatory (other than related to our financial statements) and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The chair of our Risk Committee assists our Audit Committee in its review of the risks that have been delegated to our Audit Committee in its charter, and meets at least quarterly with management, our Chief Risk Officer and head of internal audit regarding the results of risk management reviews and assessments.

During 2017, our Risk Committee held five meetings.

Code of Business Conduct and Ethics

Our Board adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and our other executive officers. The full text of the code of business conduct and ethics is posted on the investor relations section of our website at http://ir.lendingclub.com under the heading “Corporate Governance.” We intend to disclose future amendments to certain provisions of our code of conduct and ethics, or waivers of these provisions, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past fiscal year been one of our officers or employees. None of our executive officers currently serves or in the past fiscal year has served as a member of our Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Information Regarding Our Directors

The following table sets forth the names, ages and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board:

Director Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Daniel Ciporin(1)(2)	I	60	Director	2007	2018	2021
Kenneth Denman(1)(2)	I	59	Director	2017	2018	2021
Timothy Mayopoulos(1)(3)	I	59	Director	2016	2018	2021
Patricia McCord(2)(4)	I	64	Director	2017	2018	2021
Continuing Directors
Scott Sanborn	III	48	Chief Executive Officer and Director	2016	2020	—
Simon Williams(1)(4)(5)	III	60	Director	2014	2020	—
Susan Athey	II	47	Director	2018	2019	—
John J. Mack(2)(4)	II	73	Director	2012	2019	—
Mary Meeker(4)	II	58	Director	2012	2019	—
John C. (Hans) Morris(3)	II	59	Director	2013	2019	—

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Risk Committee.

(4)	Member of the Nominating and Corporate Governance Committee

(5)	Mr. Williams also previously served as a member of our Board from November 2010 to October 2011.

Lawrence Summers has informed the Company that he will resign from the Board, including any committees on which he serves, effective as of the date of the Annual Meeting, and therefore is not included as a Director Nominee or a Continuing Director.

Note that under Proposal Four of this Proxy Statement, the Company is proposing to amend its Certificate of Incorporation to provide that any director elected to the Board after the date of the Annual Meeting be elected for a term expiring at the next annual meeting of stockholders.

Nominees for Director

Daniel Ciporin has been a member of our Board since August 2007. Mr. Ciporin joined Canaan Partners, an investment firm, in March 2007 and is currently a general partner specializing in digital media, financial technology and e-commerce investments. From March 2006 to March 2007, Mr. Ciporin served as Chairman of the Internet Lab. From January 1999 to June 2005, Mr. Ciporin served as Chairman and Chief Executive Officer of Shopping.com. Prior to Shopping.com, Mr. Ciporin served as senior vice president of MasterCard International, where he managed global debit services. Mr. Ciporin currently serves on the board of directors of several privately-held companies. Previously, Mr. Ciporin served on the board of directors of Borderfree, Inc. from 2010 to 2015, Primedia Inc. from 2006 to 2011 and Corel Corporation from 2007 to 2010. Mr. Ciporin holds an A.B. from Princeton University’s Woodrow Wilson School of Public and International Affairs and an M.B.A from Yale University. Mr. Ciporin was chosen to serve on our Board because of his extensive experience in the technology, e-commerce and consumer credit industries and his investment and operational expertise.

Kenneth D. Denman joined our Board in June 2017. Mr. Denman is a Venture Partner at Sway Ventures. He was President and Chief Executive Officer of Emotient, Inc., a developer of technology to analyze facial expressions, until the company was acquired by Apple, Inc. in January 2016. Previously, Mr. Denman was the Chief Executive Officer of Openwave Systems, Inc. and iPass, Inc. and a Senior Vice President for MediaOne. Mr. Denman also serves on the board of directors of Costco Wholesale Corporation, Mitek Systems, Inc. and Motorola Solutions, Inc. Previously he was a director at Shoretel Inc. Mr. Denman served in the Edward V. Fritzky chair as visiting professor at the University of Washington’s Foster School of Business in the 2012 school year. Mr. Denman was chosen to serve on our Board because of his extensive experience with technology companies.

Timothy Mayopoulos joined our Board in August 2016. Mr. Mayopoulos is President and Chief Executive Officer of Fannie Mae, one of the largest providers of mortgage credit in the United States. Mr. Mayopoulos joined Fannie Mae in 2009, after the company was placed in conservatorship during the financial crisis. He initially served as Fannie Mae’s General Counsel, and in 2010 was named Chief Administrative Officer. He was promoted to CEO in June 2012, and in that role has led the company’s support of the U.S. housing market and its efforts to create a better housing finance system for the future. Before joining Fannie Mae, Mr. Mayopoulos was General Counsel of Bank of America, held senior management positions at Donaldson, Lufkin & Jenrette, Credit Suisse First Boston, and Deutsche Bank, and practiced law at Davis Polk & Wardwell. Mr. Mayopoulos is a member of the Boards of Directors of Fannie Mae and SAIC. He is a graduate of Cornell University and the New York University School of Law. Mr. Mayopoulos was chosen to serve on our Board because of his extensive experience in the financial, legal and regulatory sector.

Patricia McCord joined our Board in December 2017. Ms. McCord served as Chief Talent Officer of Netflix, Inc. from 1998 to 2012. Prior to Netflix, Ms. McCord was Human Resources Director at Pure Atria from 1994 through 1997 where she managed all human resources functions and directed all management development programs. Ms. McCord was a Human Resources Manager at Borland from 1992 through 1994 and Diversity Programs Manager at Sun Microsystems from 1988 through 1992. Ms. McCord was chosen to serve on our Board because of her extensive human resources and development programs experience.

Continuing Directors

For information on the business background of Mr. Sanborn, see “Executive Officers” below.

Susan Athey joined our Board in March 2018. Since 2013, Ms. Athey has served as The Economics of Technology Professor at Stanford Graduate School of Business. Her research and teaching cover the economics of the internet and digital marketplaces, marketplace design, auctions, platform businesses, online advertising, the news media, financial technology, big data, and statistical methods for causal inference. From 2006 to 2012, Ms. Athey taught at the economics department at Harvard University. In 2007, Ms. Athey received the John Bates Clark Medal. Ms. Athey was elected to the National Academy of Science in 2012 and to the American Academy of Arts and Sciences in 2008. She also serves on the board of directors of Expedia Group, Inc. Ms. Athey received her bachelor’s degree from Duke University in economics, computer science, and mathematics and her Ph.D. in economics from Stanford. She also holds an honorary doctorate from Duke University. Ms. Athey was chosen to serve on our Board because of her extensive experience with marketplace design, platform strategy, big data, and financial technology.

John J. Mack joined our Board in April 2012. Mr. Mack served as Chairman of the Board of Morgan Stanley, a financial services company, from 2005 to 2011, and served as the Chief Executive Officer of Morgan Stanley from June 2005 until December 2009, during which time he oversaw the firm’s conversion into a bank holding company. Mr. Mack was Co-Chief Executive Officer of Credit Suisse Group from 2003 to 2004 and the President, Chief Executive Officer and a director of Credit Suisse First Boston from 2001 to 2004. He became the President, Chief Operating Officer and a director of Morgan Stanley Dean Witter & Co. in 1997 and served in that position until 2001. Mr. Mack joined Morgan Stanley in 1972 in the bond department and served as head of the Worldwide Taxable Fixed Income Division from 1985 to 1992, became Chairman of the Operating Committee in 1992 and became President in 1993. Mr. Mack is a senior advisor to Morgan Stanley & Co. LLC and serves on the board of directors of Glencore PLC. Mr. Mack holds a B.A. in history from Duke University. Mr. Mack was chosen to serve on our Board because of his extensive experience advising and managing banking and financial services companies.

Mary Meeker joined our Board in June 2012. Ms. Meeker is a General Partner at Kleiner Perkins Caulfield and Byers, or KPCB. Ms. Meeker joined KPCB in December 2010. She focuses on investments in the firm’s digital practice and helps lead KPCB’s U.S. $2.75 billion Digital Growth Funds, targeting high-growth internet companies that have achieved rapid adoption and scale. From 1991 to 2010, Ms. Meeker worked at Morgan Stanley, where she served as a managing director and research analyst. Ms. Meeker serves on the board of directors at Square, Inc., where she is a member of the compensation committee, and Docusign, Inc. Ms. Meeker holds a B.A. and Honorary Doctor of Letters degree from DePauw University and an M.B.A. from Cornell University. Ms. Meeker was chosen to serve on our Board because of her extensive experience advising and analyzing technology companies.

John C. (Hans) Morris joined our Board in February 2013. Mr. Morris founded Nyca Partners, a venture capital and advisory company, in 2014 and is the managing partner. From January 2010 until January 2014, he served as a managing director and special advisor at General Atlantic, a growth equity firm. Mr. Morris was previously President of Visa, Inc. from 2007 to 2009. Prior to Visa, Mr. Morris spent 27 years at Citigroup, a banking and financial services company, and its predecessor companies in various leadership positions, with his final position as Chief Financial Officer and Head of Finance, Technology and Operations for Citi Markets and Banking. Mr. Morris also serves on the board of directors of KCG Holdings, Inc. and four other privately held companies. Mr. Morris holds a B.A. in government from Dartmouth College. Mr. Morris was chosen to serve on our Board because of his extensive experience in the banking and financial services industry and his financial expertise.

Simon Williams has been a member of our Board since November 2014 and previously served as a member of our Board from November 2010 to October 2011. From July 2011 to December 2014, Mr. Williams served as the Group General Manager, Group Head of Wealth Management at HSBC Bank’s wealth management business. Prior to joining HSBC, Mr. Williams served as the Chairman and Chief Executive Officer of Camelot Financial Capital Management, a global investment group, which he founded in 2007. Previously, he served as a Senior Executive at Citigroup, Inc., holding various roles during his career, including Chief Risk Officer of Citibank Global Consumer Group. In addition, Mr. Williams has held senior management roles at GE Capital, Bain & Co. and PricewaterhouseCoopers LLP. Mr. Williams holds a degree in Mathematics from Exeter University and an M.B.A from INSEAD in France, where he graduated with Distinction. Mr. Williams is also a member of the Institute of Chartered Accountants in England and Wales. Mr. Williams was chosen to serve on our Board because of his extensive experience in the credit and financial industries and his investment, financial and operational expertise.

Considerations in Evaluating Director Nominees

In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our Nominating and Corporate Governance Committee considers include business experience, diversity (including gender, race and ethnic background) and personal skills in consumer Internet, technology, banking, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board.

Exceptional candidates who do not meet all of the above criteria may still be considered. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, it considers diversity in identifying director nominees, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of our Company. Additionally, in its efforts to recruit members of the Board, the Nominating and Corporate Governance Committee will specifically direct any individuals assisting with recruitment to seek out potential candidates of gender and racial diversity to ensure that the Committee has considered a full array of qualified candidates. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for selection.

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to its attention through current members of our Board, professional search firms (which locate qualified candidates that meet the Nominating and Corporate Governance Committee’s criteria), stockholders or other persons. The Board does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the Annual Meeting must comply with certain procedures. A stockholder of record can nominate a candidate for election to the Board by complying with the procedures in Article I, Section 1.11 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, LendingClub Corporation, 71 Stevenson Street, Suite 1000, San Francisco, California 94105. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our bylaws and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected, along with an irrevocable resignation, contingent (i) on that nominee not receiving the required vote for election, and (ii) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purposes. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Secretary at our principal executive offices not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting.

Director Compensation

Our non-employee director compensation program is described below. In addition, from time to time, we reimburse certain of our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board and committee meetings. Mr. Sanborn, our Chief Executive Officer, receives no compensation for his service as a director.

Equity Compensation

Each newly elected non-employee member of our Board receives an initial equity award of RSUs in connection with his or her initial election to our Board having a value equal to $350,000 that vests over four years, with 1/4th of the award vesting after one year and an additional 1/16th vesting each quarter thereafter. Each continuing non-employee member of our Board receives on the date of our annual meeting of stockholders an equity award of RSUs having a value of $200,000 that vests quarterly over one year.

Cash Compensation

Each non-employee member of our Board receives an annual cash retainer of $40,000. Each non-employee director receives the following annual retainers based on their board and committee service:

Board and Committee Service	2017 Cash Retainer Amounts
All Non-Employee Directors	$40,000/year
Non-Executive Board Chairman	$25,000/year
Audit Committee Chairperson	$25,000/year
Compensation Committee and Risk Committee Chairperson	$17,500/year
Nominating and Corporate Governance Chairperson	$10,000/year
Audit Committee Member	$12,500/year
Compensation Committee and Risk Committee Member	$8,000/year
Nominating and Corporate Governance Member	$5,000/year

The annual cash retainers will be made in advance, on the date of our annual meeting of stockholders, and the annual retainers will not be subject to repayment in event a non-employee director does not serve the full term. Committee chairpersons will only receive their respective committee chairperson retainer for committees on which they serve.

2017 Director Compensation

The following table provides information regarding the total compensation paid or awarded in 2017 to each of our non-employee directors who served during 2017.

Ms. McCord was not paid or awarded any compensation in 2017 for her board service in 2017. She was awarded RSUs with a grant date fair value of $350,000 in connection with her appointment to the Board in 2018. Mr. Denman and Ms. McCord each received the pro-rata portion of their $40,000 retainer for 2017 board service in 2018.

Mr. Sanborn received no compensation for his service on our Board because he is an employee director.

Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)(2)(3)	Total ($)
Daniel Ciporin	80,375	—	200,000	280,375
Jeffrey Crowe(4)	82,500	—	200,000	282,500
Kenneth Denman(5)	—	—	350,000	350,000
John J. Mack	65,500	—	200,000	265,500
Timothy Mayopoulos	65,708	—	200,000	265,708
Patricia McCord(6)	—	—	—	—
Mary Meeker	47,083	—	200,000	247,083
John C. (Hans) Morris	100,208	—	200,000	300,208
Lawrence Summers	58,417	—	200,000	258,417
Simon Williams	86,750	—	200,000	286,750

(1)	Reflects amounts paid in 2017.

(2)
Amounts reflect the aggregate grant date fair value of the RSUs granted in 2017, without regard to forfeitures, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of this amount are included in Note 16 to the consolidated financial statements included in our Annual Report. This amount does not reflect the actual economic value realized by the director.

(3)
Includes an annual award of RSUs having a value of $200,000 (rounded up to the nearest whole RSU) for the continuing non-employee directors. Mr. Denman received an award of RSUs having a value of $350,000 (rounded up to the nearest whole RSU) in connection with his initial appointment to our Board.

(4)	Mr. Crowe resigned from the Board effective as of October 31, 2017.

(5)	Mr. Denman was appointed to the Board effective as of June 28, 2017.

(6)	Ms. McCord was appointed to the Board effective as of December 13, 2017.

The following table sets forth the aggregate number of options and RSUs held as of December 31, 2017 by each individual who served as a non-employee director during 2017.

Director	Total Options held as of December 31, 2017	Total RSUs held as of December 31, 2017
Daniel Ciporin	—	17,668
Jeffrey Crowe	—	—
Kenneth Denman	—	57,378
John J. Mack	1,585,532	17,668
Timothy Mayopoulos	—	89,159
Patricia McCord	—	—
Mary Meeker	—	17,668
John C. (Hans) Morris	1,263,790	17,668
Lawrence Summers	—	17,668
Simon Williams	320,000	17,668

EXECUTIVE OFFICERS

Executive Officers

The following table identifies certain information about our executive officers. Each executive officer serves at the discretion of our Board and holds office until his successor is duly appointed or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Scott Sanborn	48	Chief Executive Officer
Thomas Casey	55	Chief Financial Officer
Steven Allocca	45	President
Timothy Bogan	52	Chief Risk Officer
Patrick Dunne	48	Chief Capital Officer
Russell Elmer	53	General Counsel and Secretary
Sameer Gulati	40	Chief Operations Officer

Scott Sanborn has served as our Chief Executive Officer since June 2016. Mr. Sanborn previously served as our President from April 2016 to May 2017, Chief Operating and Marketing Officer from April 2013 to March 2016 and served as our Chief Marketing Officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, an e-commerce company. Mr. Sanborn holds a B.A. in literature from Tufts University. Mr. Sanborn was chosen as a member of our Board because of the perspective he brings as Chief Executive Officer and his long experience with our Company.

Thomas Casey has served as our Chief Financial Officer since September 2016. Mr. Casey was previously the executive vice president and chief financial officer at Acelity L.P. Inc., a medical device company, from November 2014 and was responsible for the entire range of financial functions, including financial accounting, reporting, and planning and analysis. From 2009 to July 2013, Mr. Casey was executive vice president and chief financial officer for Clear Channel Outdoor, Inc., an advertising company. He has also served as executive vice president and chief financial officer of Washington Mutual, Inc., vice president of General Electric Company and senior vice president and chief financial officer of GE Financial Assurance. Mr. Casey received his B.S. degree in accounting from King’s College in Wilkes-Barre, PA.

Steven Allocca has served as our President since May 2017. Prior to joining LendingClub, Mr. Allocca led PayPal Holdings, Inc.’s Global Credit business, where he drove both the consumer and business lending experiences, from January 2013 through May 2017. From March 2008 through December 2008, Mr. Allocca was President and Chief Operating Officer of Education Finance Partners.

Timothy Bogan has served as our Chief Risk Officer since August 2016. Mr. Bogan previously served as our Chief Audit and Compliance Officer from November 2015 to July 2016 and Chief Audit Officer from July 2014 to October 2015. From January 2011 to July 2014, Mr. Bogan served as Vice President, Internal Controls and Operational Risk Management at Freddie Mac. Mr. Bogan holds B.S. in accounting from Boston College and is a Certified Public Accountant, Certified Financial Services Auditor and Arbitrator for FINRA.

Patrick Dunne has served as our Chief Capital Officer since July 2016. From October 1991 to April 2016, Mr. Dunne served in various roles at Blackrock, Inc. (and its predecessor firms), and most recently served as Managing Director and Head of Global Markets & Investments for its iShares business and Head of BlackRock’s San Francisco office. He was a member of BlackRock’s Global Operating Committee, Americas Executive Committee, and the iShares Global Executive Committee. Mr. Dunne earned a B.A. degree in economics from the University of California at Berkeley in 1991 and an MS degree in management from the Stanford Graduate School of Business in 2000.

Russell Elmer has served as our General Counsel and Secretary since September 2016. Mr. Elmer served as the Deputy General Counsel at eBay, Inc. from February 2014 to July 2015, and following its separation from eBay, Inc. in

July 2015, PayPal Holdings, Inc. until September 2016. Before that, Mr. Elmer served as our Deputy General Counsel from September 2012 to February 2014. Prior to that, Mr. Elmer served as the General Counsel of Pricelock, Inc. from April 2009 to August 2012. Mr. Elmer also served as the General Counsel of E*TRADE Financial Corporation from 2001 to 2007 and 2008 to 2009. Mr. Elmer received a Juris Doctor from the University of California, Berkeley, School of Law and a Bachelor of Arts in Political Science and International Relations from Stanford University. He is a member of the State Bar of California.

Sameer Gulati has served as our Chief Operations Officer since May 2016. Previously, from August 2005 to April 2016, Mr. Gulati was a consultant at McKinsey & Company, where he served as partner and leader of the Digital Banking & Consumer Credit practice at McKinsey in London, UK. During his 11 years with McKinsey, he advised global and emerging financial services institutions on key initiatives in retail banking, consumer credit, digital payments, and risk management. Mr. Gulati holds a MBA in strategy and entrepreneurship from the University of Chicago Booth School of Business and a B.Tech in chemical engineering and computer science from the Indian Institute of Technology in New Delhi.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section describes our executive compensation philosophy, objectives and design, our compensation- setting process, our executive compensation components and the decisions made in 2017 for our named executive officers (NEOs), who were the following executive officers during 2017:

•	Scott Sanborn, our Chief Executive Officer;

•	Thomas Casey, our Chief Financial Officer;

•	Steven Allocca, our President;

•	Timothy Bogan, our Chief Risk Officer;

•	Sameer Gulati, our Chief Operations Officer; and

•	Sandeep Bhandari, our former Chief Credit Officer. Mr. Bhandari resigned from the Company effective November 6, 2017

The compensation provided to our NEOs for 2017 is set forth in detail in the Summary Compensation Table and other tables and the accompanying footnotes, and the narrative in this section.

Executive Summary

Who We Are. LendingClub operates America’s largest online lending marketplace platform connecting borrowers and investors. We were founded on the premise that an online credit marketplace that directly connects borrowers and investors is a more efficient and affordable way to deliver access to credit. By democratizing this access, a marketplace would create new opportunities for both borrowers and investors, setting them on a path towards a brighter financial future. To execute on our vision, it is critical that we have a sophisticated, dedicated and committed management team, overseen by an independent Board with substantial and relevant expertise, that will build a business that can grow aggressively and responsibly. We believe we are building such a team and establishing the foundation for a successful business over the long term.

2017 Results. In 2017, the Company continued to grow the business, delivering the highest revenue in the Company’s history.  We enhanced our products and offerings to draw a record number of applicants to the site and serve more borrowers.   We launched new capabilities on the investor side of the marketplace and built innovative structures that further diversified the investor base and brought new revenue streams to the business.  At the same time, we continued to invest in our business for the long term, investing heavily in technology, compliance and controls to continue scaling our business responsibly.  Equally importantly, we have been working to resolve legal matters arising from legacy issues first disclosed by the Company in May 2016.  In early 2018, we announced the settlement of significant class action litigation arising from those issues.

2017 also proved to be a significant year for our senior leadership team, as a number of our senior executives who were hired or promoted during 2016, including Messrs. Sanborn and Casey, our Chief Executive Officer and Chief Financial Officer, respectively, completed their first full calendar year in such roles. Further, during 2017, we continued to build our executive team with the hiring of Mr. Allocca, a seasoned executive in the fin-tech space, to position our Company to build a strong foundation to support sustained future growth. While the Company made significant progress in building its core borrower and investor business, improving compliance programs and resolving legacy issues, the Company’s stock performance was not strong. We believe the compensation program for 2017 appropriately rewarded executives for positive accomplishments and did not pay in areas where the Company did not perform. For 2018, we will continue to review and evolve our compensation program and incorporate feedback we have heard from our investors.

2017 Stockholder Engagement Regarding Compensation Matters

As discussed above, in the Fall of 2017, we reached out to our most significant stockholders, including the governance groups of stockholders representing approximately 18% of shares then outstanding and were able to meet with the governance groups of stockholders representing approximately 16% of shares then outstanding, including many of our largest institutional stockholders, to hear their views and to seek their feedback as to any changes or improvements they would wish to see as we evolve as a company following our IPO in late 2014. The Independent Chairman of our Board, Hans Morris, participated in several of these meetings, and feedback was shared with our full Board.

Our Board has made a number of key changes to the Company’s compensation practices in response to stockholder feedback, including the following:

Stockholder Feedback	Board Actions
• Desire for greater portion of executive compensation to be tied to company performance • Opportunity to improve certain compensation practices
• Clawback policy adopted in September 2017 applies to any compensation based on financial reporting measures
• Introduced performance-based restricted stock units (PBRSUs) for CEO in 2017; expanding to CFO in 2018
• Stock ownership guidelines (5x for CEO, 2x for CFO and 1x for other Section 16 executives) adopted in December 2017
• In 2017, discontinued use of stock options in executive compensation program

Clawback Policy. In response to feedback from stockholders during the 2017 proxy season, in September 2017 the Board adopted an Incentive Recoupment Policy (i.e., a Clawback Policy) which provides the Board the right to recoup certain executive incentive compensation in the event of an accounting restatement of the Company’s consolidated financial statements resulting from material noncompliance with any financial reporting requirement under the securities laws. Incentive compensation that may be subject to the Clawback Policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure.

Performance-based Restricted Stock Units. In response to compensation reported for 2016, stockholders expressed an interest in seeing a portion of our executive compensation in the form of performance-based restricted stock units (PBRSUs), in which equity awards will not vest unless certain performance metrics are met. This sentiment was consistent with the development of the compensation philosophy the Compensation Committee had already been addressing.

As discussed in more detail below, beginning in 2017, 50% of the value of equity awards granted to the CEO was in the form of PBRSUs. These PBRSUs would become earned, if at all, only if the Company met certain threshold performance for: (i) total stockholder return as compared to its peer group; and (ii) adjusted EBITDA margin. Upon meeting such performance targets, any earned PBRSUs would be further subject to additional time-based vesting over a two year period with 50% vesting on each of January 1, 2019 and January 1, 2020. As further discussed below, as a result of the actual performance of the Company in 2017, 41.5% of the 2017 PBRSUs were earned and are eligible for time-based vesting and the remaining 58.5% of the PBRSUs were forfeited because performance criteria were not met.

For 2018, the Compensation Committee has expanded the use of PBRSUs to both the CEO and the CFO. For equity awards granted in 2018, 50% of the grant date value of equity awards granted to our CEO is in the form of PBRSUs and 25% of the grant date value of equity awards granted to our CFO is in the form of PBRSUs.

Stock Ownership Guidelines. Prior to the meetings with stockholders, the Compensation Committee had contemplated the adoption of stock ownership guidelines. Based in part upon conversations with stockholders and a review of practices in this area, the Committee adopted stock ownership guidelines in December 2017. Under the guidelines as adopted, the CEO should hold equity with a value of five times base salary; the CFO should hold equity with a value of two times base salary; and all other Section 16 executives should hold equity with a value of one times base salary. Executives are permitted five years from the adoption of the guidelines or from the date of hiring to meet the holding requirements. Prior to meeting the holding requirements, executives are not permitted to sell more than fifty percent of the after-tax value from any equity vesting event. All executives are in compliance with this policy, and either meet the suggested ownership levels currently or are accumulating equity to meet the ownership levels. Mr. Sanborn meets the suggested ownership level currently.

Discontinued use of Options. The Company historically utilized stock options as a component of its executive compensation program. In 2017, the Compensation Committee decided to eliminate stock options from the executive compensation program, in favor of full-value equity awards. This change simplifies our executive compensation program and reflects a long-term trend in compensation philosophy among our peer group.

Compensation Philosophy and Principles

To achieve our mission to create an online marketplace for consumer credit, we must hire and retain a highly talented team of professionals with deep experience in technology and financial services to quickly build new products, bolster our investor base and engage our customers. We also expect our executive team to possess and demonstrate exceptional leadership, innovative thinking and prudent risk management. We are also operating in a highly competitive market for talent and our compensation program must be designed to retain our top talent in the face of well-funded, aggressive competitors for talent.

In developing our compensation program, the Compensation Committee reviews market trends and compensation practices with the assistance of its third-party compensation consultant, Compensia. Compensia assists the Compensation Committee and management to assess and calibrate our executive pay levels and relative mix of cash and equity compensation relative to public company market norms. The Compensation Committee evaluates our executive compensation program at least annually and more frequently if circumstances change related to our business objectives and the competitive environment for talent.

Central to our compensation philosophy is to incentivize and reward the achievement of strategic and financial goals of the Company, which we believe in turn should correlate to an increase in stockholder value over the longer term. To that end, we believe that competitive compensation packages include a combination of base salaries, annual cash bonus opportunities, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We approach the design and implementation of our executive compensation program with emphasis on the following principles:

•	recruit and retain an exceptional executive team;

•	incentivize and reward the achievement of strategic and financial goals of the Company, with an emphasis on long-term goals;

•	utilize compensation elements that are directly linked to individual performance and achievement of corporate objectives;

•	simplify the executive compensation program; and

•	align the interests of our executives with those of our stockholders.

Compensation-Setting Process

Role of Management. The Compensation Committee looks to our Chief Executive Officer to make preliminary recommendations regarding compensation for our executive officers other than the Chief Executive Officer because of his daily involvement with our executive team. As to the Chief Executive Officer, the Compensation Committee works closely with Compensia and our Chief People Officer to gather data regarding peer group companies and to evaluate potential modifications to our compensation program. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Our Compensation Committee. Our Compensation Committee oversees all aspects of our compensation program for executive officers, including base salaries, annual cash bonus opportunities and payouts under our annual bonus plan, and the size and design (including the achievement of performance objectives where applicable) of equity awards. The Compensation Committee is also responsible for determining the compensation for our Chief Executive Officer and making recommendations to the Board regarding non-employee director compensation. Our Compensation

Committee is expected to meet at least twice a year or more frequently, as determined appropriate by our Compensation Committee.

Compensation Governance. Our Compensation Committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our compensation with the creation of long-term value for our stockholders. During 2017, the following practices were in effect:

•	our Compensation Committee is comprised solely of independent directors under the NYSE listing standards;

•	our Compensation Committee conducts an annual review and approves our compensation strategy; and

•	our Compensation Committee retains discretion on annual bonus payouts and other compensation arrangements to enable it to respond to unforeseen events and adjust compensation as appropriate.

Role of Compensation Consultant. Our Compensation Committee retained Compensia to advise on executive compensation matters given its expertise in the technology industry and its knowledge of our peer companies. During 2017, Compensia provided the following services to our Compensation Committee:

•	advised on our executive compensation policies and practices as a publicly-traded company;

•	assisted in the development of the peer group of companies we use to understand market competitive compensation practices; and

•
reviewed and assessed our Chief Executive Officer and other executive officer base salaries, annual cash bonuses and equity award levels, designs and plan structures relative to the market and our peers.

Compensia does not provide any services to us other than the services described above. In April 2017, the Compensation Committee assessed the independence of Compensia pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Compensia from independently advising the Compensation Committee.

Use of Comparative Market Data.

We aim to compensate our executive officers at levels that are commensurate with the levels of compensation for executives in similar positions at a group of peer companies set forth below, with whom we compete for hiring and retaining executive talent. The Compensation Committee uses comparative market data to understand current market levels, trends and practices.

In selecting our compensation peer group, we focused primarily on companies in the financial and technology sector, with a particular interest in marketplace companies. We considered public companies whose business is based in the United States and whose shares are listed on a national securities exchange in the United States because compensation practices vary widely internationally. We considered the revenue, net income and market capitalization of these companies, with a particular focus on companies with significant operations in the San Francisco Bay Area. In our final selection, our Compensation Committee believed it appropriate to select peer companies with financial metrics both above and below our own. We also considered the comparability of our Company’s business model, organizational complexities, and operating history.

Based on this assessment, in 2017, our Compensation Committee determined to use the following peer group of companies:

CoStar Group, Inc.	On Deck Capital, Inc.
Ellie Mae, Inc.	Pandora Media, Inc.
Financial Engines, Inc.	Shutterstock, Inc.
Green Dot Corporation	Splunk Inc.
GrubHub, Inc.	WebMD Health Corp
LendingTree, Inc.	Yelp Inc.
MarketAxess Holdings Inc.	Zillow Group Inc.

While our Compensation Committee reviewed our executive compensation against our compensation peer group in setting 2017 executive compensation, it did not seek to benchmark our total executive compensation to any particular level. Rather, we sought to compensate our executive officers at a level that would allow us to successfully retain the best possible talent for our executive team.

In addition to considering this data, in making compensation decisions, the Compensation Committee also considered the scope of responsibility of each executive officer, our current practice of maintaining appropriate differentiation between the cash packages of our executive officers, the unvested balances of equity awards for each executive officer, as well as the Compensation Committee’s assessment of each executive officer’s performance and impact on the organization.

While we do not benchmark to a specific percentile, based on our compensation peer group analysis and other available compensation data, annual base salaries and target total cash compensation for each of our NEOs (other than our Chief Executive Officer) was generally in the upper quartile of similarly situated executives in our compensation peer group. Our Chief Executive Officer’s annual base salary and total target cash compensation was in the upper half of our peer group. We believe that this level of target compensation was necessary to attract the exceptional talent to lead us in our next generation of growth. Our Compensation Committee expects to periodically review and update this peer group as our business and market environment continue to evolve.

Compensation for Newly Hired Executives

One executive, Steven Allocca, our President, was hired during 2017. In determining Mr. Allocca’s initial compensation arrangements, the Compensation Committee considered competitive market data for executives holding similar positions at the companies in our compensation peer group, as well as general market surveys for executive compensation. In addition, the Compensation Committee considered Mr. Allocca’s compensation arrangements in his existing position with his former employer. Mr. Allocca’s compensation arrangements with us include an initial base salary, target annual incentive compensation, initial equity grants, and a “sign-on” bonus. In addition, we made a one-time award to compensate Mr. Allocca for the cost and inconvenience of relocating with his family to the San Francisco Bay Area from a geographic location with a much lower cost of living and median home price. Finally, Mr. Allocca was required to repay a portion of certain retention awards to his former employer as a result of his employment with us, and the Company reimbursed Mr. Allocca for this cost.

In 2016, we added Mr. Casey, a seasoned financial executive with significant experience in leading a financial company. We made certain sign-on payments and commitments related to his relocation to the San Francisco Bay area. While a significant amount of those relocation payments were made in 2017, there remain expenses that will be paid in 2018 as Mr. Casey completes his relocation.

Role of Stockholder Advisory Vote on Executive Compensation

At our 2017 Annual Meeting, we held a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say on pay” vote. Over 75% of the votes cast by stockholders were voted in favor of our say on pay proposal. In addition, as discussed in the section entitled “2017 Stockholder Engagement Regarding Compensation Matters” above, in the Fall of 2017 we met with several significant stockholders to understand their perspectives on our current compensation program. Our Compensation Committee considered the result of this advisory vote and the feedback from investors in making certain changes to our compensation program in 2017, as discussed above, and will consider the outcome of future say on pay votes as we evolve our executive compensation philosophy, objectives and design.

Executive Compensation Elements

Elements of Executive Compensation. Our 2017 NEO compensation packages include:

•	base salary;

•	annual cash bonus opportunity; and

•	equity-based compensation in the form of RSUs and, for our Chief Executive Officer, PBRSUs.

We believe that our compensation mix supports our objective of focusing on “at-risk” compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.

Base Salary. We believe that base salaries are a necessary element of overall compensation in order to attract and retain highly qualified executive officers. While we believe that compensation for the executive team should be more heavily weighted towards long-term equity compensation, we recognize the need to align our compensation with our peers and the companies we compete with for talent. As we have grown from a smaller company, and recruited new executive officers for key roles, we have made competitive adjustments to our base salaries that generally moved our base salaries to the upper quartile of our peers for each role, other than Mr. Sanborn’s base salary which is slightly below the median of our compensation peer group. While we do not specifically benchmark to the upper quartile, we believe this level of compensation is appropriate based on the size of our Company and the sophistication of our business.

Name	2017 Annualized Base Salary
Scott Sanborn	$500,000
Thomas Casey	$425,000
Steven Allocca	$450,000
Timothy Bogan	$350,000
Sameer Gulati	$350,000
Sandeep Bhandari (1)	$350,000

(1)	Reflects the annual base salary in effect immediately prior to Mr. Bhandari’s resignation.

The Compensation Committee reviews base salaries on at least an annual basis and may adjust them from time to time, if needed, to reflect changes in market conditions, or other factors. None of our NEOs received an increase in annual base salary in 2017.

Annual Cash Bonuses. We use cash bonuses to motivate our executive officers, including NEOs, to achieve our annual financial and operational goals. We base our NEO bonuses on the achievement of financial corporate performance objectives and individual achievement during the year, with potential payouts up to 150% of the target bonus level once the threshold performance levels have been achieved.

Corporate Performance Objectives. In early 2017, our Compensation Committee selected total revenue and adjusted EBITDA as the two financial measures to be used as our corporate performance metrics for the payment of annual cash bonuses for 2017. The target levels for these performance metrics were set at a level that was higher than the Company’s publicly announced guidance and required an exceptional year-over-year increase in our annual total revenue and adjusted EBITDA.

The target performance levels for 2017 of $615.0 million in total revenue, which was weighted at 60%, and an adjusted EBITDA target of $58.7 million, which was weighted at 40%. Our Compensation Committee believed that the achievement of the performance metrics at the target levels would require excellent leadership, effective management and a clear focus on driving and achieving results during a period of uncertainty. These were very aggressive performance targets, and while the Company did not fully meet those targets, the Company achieved record revenue, significant growth in borrower applications and launched new and innovative investor products, as more fully set forth below.

Adjusted EBITDA is a non-GAAP financial measure that includes net income/loss before (1) depreciation, impairment and amortization expense, (2) stock-based compensation expense, (3) income tax expense/benefit, (4) acquisition-related expenses, (5) legal and regulatory expense related to legacy issues, (6) goodwill impairment and (7) income/loss attributable to noncontrolling interests. In the fourth quarter of 2017, the Company included a new adjustment in the calculation of adjusted EBITDA for outstanding legacy issues that result in elevated legal costs, including ongoing regulatory and government investigations, indemnification obligations and litigation. These expenses in the fourth quarter of 2017 included the settlement of the two securities class action lawsuits and costs to resolve regulatory matters. In determining the level of achievement of the performance objectives for purposes of the payout of the annual bonus, the Compensation Committee determined to exclude the impact of these costs and expenses because they are outside of our core operating results. For additional information about adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” in our Annual Report.

Individual Performance Measures. We expect a high level of performance from each of our executive officers in carrying out his or her respective responsibilities. As a result, each executive officer is evaluated based on his or her overall performance. Our Chief Executive Officer evaluates each executive officer’s individual performance (other than his own) and compensation level and, for purposes of determining annual cash bonus payouts, makes a recommendation to our Compensation Committee. For 2017, the named executive officers employed for the full year of 2017 showed extraordinary leadership for the Company in growing the business to the highest revenue in the Company’s history, building on the compliance foundation to allow us to responsibly grow in the future, and resolving significant litigation and regulatory issues associated with legacy issues.

Annual Cash Bonuses for the 2017 Performance Period

In early 2018, our Compensation Committee reviewed our actual performance for the year ended December 31, 2017 against our corporate performance metrics and determined that we achieved 93% of our revenue target and 76% of our Adjusted EBITDA target (as revised to account for resolution of class action litigation and regulatory matters) yielding a blended rate of approximately 82% of corporate performance achievement.

While the Company’s performance for revenue and adjusted EBITDA were within the range of guidance provided to investors at the beginning of 2017, the Company did not meet some of the aggressive performance objectives it had set. In addition, throughout the year, the performance of the Company’s stock price was volatile and below expectations. In determining 2017 annual cash bonuses for the Company’s executives, the Compensation Committee balanced the significant accomplishments of the Company against performance that did not meet certain aggressive objectives.

In determining the level of payments for the management team, our Compensation Committee considered the following accomplishments in 2017:

•	Achieved the highest revenues in the Company’s history;

•	Increased our borrower base to over 2 million individuals;

•	Increased applications by 58%;

•	Grew the auto refinance product that was launched in October of 2016, saving the borrowers who have taken a loan an average of $2,000 on their auto loan;

•	Achieved a net promoter score from borrowers (measuring their customer satisfaction) of 71, significantly exceeding that of the industry;

•	Expanded our retail investor base to over 180,000 self-managed active individual investors;

•	For the first time, sponsored rated securitizations of LendingClub loans;

•	Introduced CLUB Certificates, a first-of-its-kind marketplace lending product that opens up the asset class to new investors;

•	Nearly doubled investor-related revenue;

•	Paid returns to loan investors in excess of $800 million;

•	Settled civil class action litigation arising from legacy issues first disclosed by the Company in May 2016; and

•	Resolved other regulatory matters arising from legacy issues.

Based on performance against pre-defined metrics, all of our executive officers would have received a payment under the annual incentive plan. However, in recognition of the performance of the Company’s stock price, the Committee, in coordination with and with the support of the Company’s management team, determined that no annual cash bonuses would be paid to Messrs. Sanborn, Casey and Allocca, our CEO, CFO and President, respectively, for 2017. For Messrs. Bogan and Gulati, in recognition of their significant individual contributions, the Compensation Committee determined to provide for annual cash bonus payments in excess of the amount payable solely based on the Company’s performance against pre-defined metrics.

The following table sets forth the 2017 annual cash bonuses paid in the first quarter of 2018 to each of our NEOs:

	Eligible Salary ($)	Bonus Target (%)	Bonus Target ($)	Bonus Achievement (%)	Total Bonus Payout ($)
Scott Sanborn	500,000	100	500,000	No Bonus Paid	—
Thomas Casey	425,000	75	318,750	No Bonus Paid	—
Steven Allocca	275,000	75	206,250	No Bonus Paid	—
Timothy Bogan	350,000	65	227,500	132	300,000
Sameer Gulati	350,000	65	227,500	90	205,000

Mr. Bhandari was not eligible to receive his annual cash bonus for 2017 because he resigned prior to the payment of such bonus.

Equity Compensation

Typically, most of our executive officers’ target total direct compensation is delivered through equity awards. Consistent with our compensation objectives, we believe this approach aligns our executive team’s contributions with our stockholders’ long-term interests, to attract executives of the highest caliber and retain them for the long term. In addition to the initial equity award that each executive officer receives as part of his or her new hire package, the Compensation Committee typically grants our executives additional equity awards each year as part of our Company-wide equity refresh program. In granting annual equity awards, the Compensation Committee considers, among other things, the executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities and market conditions.

Performance-based Restricted Stock Units

In our conversations with stockholders this past year, some expressed an interest in seeing more of our executive compensation in the form of PBRSUs, in which equity awards will not become vested unless certain performance metrics are met. This sentiment was consistent with the development of the compensation philosophy the Compensation Committee had already been addressing.

Beginning in 2017, 50% of the grant date value of equity awards granted to the CEO was in the form of PBRSUs. These awards were structured so that the PBRSUs would become earned only to the extent that certain pre-established performance targets were met for the fiscal year 2017 performance period. If the performance targets were met, any earned PBRSUs would be subject to time-vesting over the following two-year period, with 50% vesting on each of January 1, 2019 and January 1, 2020, and any unearned PBRSUs would be forfeited. The Compensation Committee established performance targets for the 2017 award of PBRSUs based on total stockholder return relative to the Company’s peer group and adjusted EBITDA margin, each weighted at 50% of the grant date value of the award. On February 24, 2017, Mr. Sanborn was granted a total of 550,459 PBRSUs.

For the relative total stockholder return portion of the award, the target level of performance was the 65th percentile, which would have resulted in 50% of the total target number of PBRSUs granted being earned (target level). The maximum level of performance was at the 90th percentile and above, which would have resulted in 150% of the target level being earned. The threshold level of performance was at the 50th percentile which would have resulted in 50% of the target level being earned. In each case, straight-line interpolation would be used to determine the target level that would be earned if the level of achievement is between threshold and target or between target and maximum, with the entire portion of such award being fully forfeited if the level of performance was below the 50th percentile. Actual relative total stockholder return for 2017 was below the threshold level for performance, resulting in forfeiture of this portion of the award.

For the adjusted EBITDA margin portion of the award, the target level of performance was 9.5%, which would have resulted in 50% of the target level being earned. The maximum level of performance was 14.3% or above, which would have resulted in 200% of the target level being earned. The threshold level of performance was 4.5%, which would have resulted in 50% of the target level being earned. In each case, straight-line interpolation would be used to determine the target level that would be earned if the level of achievement is between threshold and target or between target and maximum, with the entire portion of such award being fully forfeited if the level of performance was below 4.5%.

In the fourth quarter of 2017, the Company included a new adjustment for calculating adjusted EBITDA relating to outstanding legacy issues that result in elevated legal costs, including ongoing regulatory and government investigations, indemnification obligations and litigation. These expenses in the fourth quarter of 2017 included the settlement of two securities class action lawsuits and costs to resolve regulatory matters. In measuring actual adjusted EBITDA margin for purposes of determining the number of earned PBRSUs, the Compensation Committee determined to exclude the impact of these costs and expenses because they are outside of our core operating plan and results. For additional information about adjusted EBITDA margin, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reconciliations of Non- GAAP Financial Measures” in our Annual Report. Actual adjusted EBITDA margin, which excluded the impact of these legacy matters, was 7.76% for 2017, which exceeded the threshold level of performance but was below the target level of performance for this portion of the award.

Based on this performance, 83% of the portion of the PBRSU award based on the adjusted EBITDA margin factor, or 41.5% of the total award (228,441 shares), was earned and will vest over a two year period, with 50% vesting on each of January 1, 2019 and January 1, 2020, provided Mr. Sanborn continues his employment with the Company through each vesting date. The remaining 58.5% of the award (322,018 shares) was forfeited.

For 2018, the Committee has expanded the use of PBRSUs to both the CEO and the CFO. For the CEO, 50% of the grant date value of equity awards is in the form of PBRSUs; and for the CFO, 25% of the grant date value of equity awards is in the form of PBRSUs.

First Quarter 2017 Refresh Equity Awards

In February 2017, the Compensation Committee analyzed each NEO’s total equity holdings, including stock options. Based on this analysis and the recommendation of individual performance from Mr. Sanborn (who did not participate in discussions regarding his own equity compensation), the Compensation Committee granted equity awards as part of our Company-wide annual refresh equity program, in the form of RSUs and PBRSUs (discussed in more detail above), to Mr. Sanborn and, in the form of RSUs, to Mr. Gulati and Mr. Bhandari. On February 24, 2017, the Compensation Committee granted 550,459 RSUs and 550,459 PBRSUs to Mr. Sanborn, 275,230 RSUs to Mr. Gulati and 91,744 RSUs to Mr. Bhandari, of which 80,276 were subsequently forfeited upon his resignation. The RSUs vest over four years, with 1/16th of the RSUs vesting on May 25, 2017, and an additional 1/16th of the RSUs vesting each quarter thereafter, subject to continued service through each vesting date.

Mr. Casey was hired by the Company in 2016 and was granted significant equity awards, primarily in the form of stock options, as part of his new hire package, the substantial majority of which remained unvested through 2017. In evaluating the value of these unvested equity awards, his overall compensation package for 2017 and market data, the Compensation Committee determined that Mr. Casey would continue to be meaningfully incentivized from an equity perspective without the grant of additional equity awards during 2017. Accordingly, the Compensation Committee did not grant an equity award to Mr. Casey in 2017.

In connection with his promotion to Chief Risk Officer in 2016, Mr. Bogan was granted significant equity awards, primarily in the form of RSUs. The Compensation Committee determined that Mr. Bogan would continue to be meaningfully incentivized from an equity perspective without the grant of additional equity awards during 2017 and accordingly he was not granted an equity award in 2017.

Initial Equity Awards for Mr. Allocca

In connection with his hiring as President in May 2017, the Compensation Committee approved a significant equity award to Mr. Allocca. This award was intended to recognize Mr. Allocca’s critical role in the future success of the Company and was made in light of the significant unvested equity that Mr. Allocca was forfeiting by leaving PayPal Holdings, Inc. to join the Company. On May 28, 2017, Mr. Allocca was granted 1,073,346 RSUs.

Equity Forfeitures

The unvested portion of all equity awards made to Mr. Bhandari, which includes 87.5% of the RSU award granted in 2017, were forfeited when Mr. Bhandari resigned in 2017. In addition, 58.5% of the PBRSUs granted to Mr. Sanborn were forfeited due to the actual level of achievement of pre-determined performance metrics for 2017 (discussed in more detail above).

Other Compensation Information

2016 Retention Awards

In 2016, following the resignation of the Company’s former CEO, the Committee approved special retention awards to certain key executives, including certain of our current NEOs. For Mr. Sanborn, the retention award was structured as a cash award totaling $500,000, with 50% paid in 2016 and 50% paid in 2017. For certain other executives, including Messrs. Bogan and Bhandari, the retention award was structured as a combination of an equity award in the form of RSUs, which became fully vested in May 2017, and a cash award totaling $500,000 for each of Messrs Bogan and Bhandari, with 50% paid in 2016 and 50% paid in 2017. This program is now complete, and all amounts have been paid.

Relocation Benefits

In 2017, we added Mr. Allocca, a seasoned executive in the fin-tech space, to posture our Company to build a strong foundation to support sustained future growth. In 2016, we added Mr. Casey, a senior financial services executive, to partner with Mr. Sanborn in leading our Company in its continued transformation, growth and development. In order to recruit Messrs. Casey and Allocca we determined it was prudent to support their relocation to the higher cost of living environment of the San Francisco Bay Area. Accordingly, the employment agreement with each of Messrs. Casey and Allocca provide for Company-provided relocation assistance. In 2017, relocation benefits in the amount of $3,267,459 and $3,104,014 were paid to Messrs. Casey and Allocca, respectively. Additional amounts will be paid to Mr. Casey in 2018 as he completes his relocation.

Benefits Programs

Our employee benefits programs, including our 401(k) plan, our 2014 Employee Stock Purchase Plan (ESPP) and health and well-being programs, are designed to provide a competitive level of benefits to our employees, including our executive officers and their families. We adjust our employee benefit programs as needed based on regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

Employment Agreements

We have entered into employment agreements or offer letters with each of the NEOs. These agreements provide for “at-will” employment and generally include the NEO’s initial base salary, an initial equity award and an indication of eligibility for an annual cash incentive award opportunity. These employment agreements also provide for payments upon qualifying termination of employment, including in connection with a change in control of our Company. We believe that these protections are necessary to induce these individuals to forego other opportunities. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company. For a summary of the material terms and conditions of these agreements, see “Executive Compensation-Employment Agreements,” below.

162(m) Tax Deductibility

Section 162(m) of the Internal Revenue Code was amended on December 22, 2017, by the Tax Cuts and Jobs Act (Tax Act). Under the Tax Act, Section 162(m) will apply to each employee who serves as the Company’s principal executive officer or principal financial officer during the taxable year, each other employee of the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year beginning after December 31, 2016. The Tax Act also eliminated the performance-based compensation exception with respect to tax years beginning after December 31, 2017, but includes a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, and not materially modified after that date. An additional Section 162(m) transition rule may apply for compensation plans of corporations which were privately held and became publicly held in an initial public offering. While our Compensation Committee was mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believed that it should not be constrained by the requirements of Section 162(m) where those requirements may impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible and, accordingly, income recognized from equity or other awards granted after April 1, 2015 may be non-deductible. Our Compensation Committee continues to assess the impact of the amendments to Section 162(m) and other changes contained in the Tax Act on the Company’s executive compensation programs in the future and, in any event, retains the discretion to provide compensation which may not be deductible by reason of Section 162(m).

Accounting Considerations

We account for stock-based compensation in accordance with FASB ASC Topic 718 Compensation – Stock Compensation, which requires us to recognize compensation expense for share-based payments. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, including taking into account FASB ASC Topic 718 in determining the amounts of equity compensation awards granted to executives and employees.

Hedging and Pledging Policy

We have established an Insider Trading Policy, which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock.

This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, as of June 2016, our officers and directors are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.
Compensation Risk Assessment
Our management team evaluates and mitigates any risk that may exist relating to our compensation plans, practices and policies for all employees, including our NEOs. Management assesses all of our executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process includes a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across our business based on differing goals established for particular business functions. Incentive compensation targets are reviewed annually and adjusted as necessary to align with our company performance goals and overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives. Our management has concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on us.

Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation earned by each of our named executive officers during the year ended December 31, 2017, and, to the extent required under the SEC executive compensation disclosure rules, the years ended December 31, 2016 and 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards(3)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Scott Sanborn	2017	500,000	250,000	—	6,000,004	—	6,620	6,756,624
Chief Executive Officer	2016	459,375	250,000	400,000	5,000,002	5,251,762	—	11,361,139
	2015	350,000	48,812	369,688	—	—	—	768,500

Thomas Casey	2017	425,000	300,000	—	—	—	3,272,459	3,997,459
Chief Financial Officer	2016	122,349	300,000	90,574	1,350,005	3,146,894	13,906	5,023,728

Steven Allocca(5)	2017	275,000	800,000	—	6,000,004	—	3,104,237	10,179,241
President

Timothy Bogan	2017	350,000	250,000	300,000	—	—	5,535	905,535
Chief Risk Officer	2016	340,625	500,000	168,000	3,250,009	824,607	—	5,083,241

Sameer Gulati	2017	350,000	—	205,000	1,500,004	—	6,140	2,061,144
Chief Operations Officer	2016	218,750	—	142,965	4,298,476	201,528	151,397	5,013,116

Sandeep Bhandari(6)	2017	269,792	350,000	—	500,005	—	5,000	1,124,797
Former Chief Credit Officer

(1)
With respect to each of Messrs. Sanborn and Bogan, the amount reported for 2017 represents the final portion of a retention bonus approved in 2016 and paid in 2017. With respect to Mr. Casey, the amount reported for 2017 represents the final portion of a sign-on bonus paid pursuant to his employment agreement. With respect to Mr. Allocca, the amount reported for 2017 represents the sum of a $500,000 bonus paid to compensate him for repayment of a portion of retention awards to his former employer as a result of his employment with us and a $300,000 sign-on bonus paid pursuant to his employment agreement. With respect to Mr. Bhandari, the amount reported represents the sum of the final portion of a retention bonus approved in 2016 and paid in 2017 totaling $250,000 and payment of a $100,000 spot bonus for the launch of a significant Company initiative.

(2)
The amounts reported in this column represent annual cash bonuses that were earned during the specified year and paid in the following year. For more information regarding the awards for 2017, see “Compensation Discussion and Analysis-Executive Compensation Elements-Cash Bonuses.” Mr. Bhandari resigned from the Company effective November 6, 2017, and, accordingly, did not receive an annual cash bonus for 2017.

(3)
The amounts reported in this column do not reflect the amounts actually received by our NEOs. The amounts instead reflect the aggregate grant date fair value of RSUs or PBRSUs, as applicable, granted during the applicable fiscal year, computed in accordance with the FASB ASC Topic 718. Assumptions used in the calculations for RSUs and PBRSUs granted during 2017 are included in Note 16 to the consolidated financial statements included in our Annual Report. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. With respect to Mr. Sanborn, the amount reported for 2017 includes the grant date fair value of PBRSUs granted in February 2017, based on the probable outcome of the performance conditions to which such PBRSUs are subject to which is the target level of performance. Assuming the maximum level of performance is achieved under the applicable performance measures for the PBRSU award, the grant date fair value of the PBRSU award granted to Mr. Sanborn is $5,250,001. Based on the actual level of 2017 performance, Mr. Sanborn earned approximately $1.25 million of PBRSUs and forfeited approximately $1.75 million of PBRSUs (or approximately $4.0 million of PBRSUs assuming maximum level of performance), as valued based on their grant date fair value. For more information regarding the PBRUs, see “Compensation Discussion and Analysis - Executive Compensation Elements - Equity Compensation - Performance-based Restricted Stock Units.”

(4)	The amounts reported in this column for 2017 include the following:

(i)	Relocation benefits in the amount of $3,267,459 and $3,104,014 for Messrs. Casey and Allocca, respectively (with additional amounts to be paid to Mr. Casey in 2018 as he completes his relocation);

(ii)	Matching contributions made by the Company to the Company’s 401(k) savings plan in the amount of $5,000 for each of Messrs. Sanborn, Casey, Bogan and Bhandari;

(iii)	Parking benefits for each of Messrs. Sanborn and Gulati;

(iv)	Well-fitness benefits for each of Messrs. Allocca and Bogan, for their participation in a wellness program available to all Company employees; and

(v)	Visa assistance benefits for Mr. Gulati.

(5)	Mr. Allocca joined the Company, effective May 22, 2017.

(6)	Mr. Bhandari resigned from the Company, effective November 6, 2017.

Grants of Plan-Based Awards in 2017

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2017:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards ($)(3)
Scott Sanborn	Cash	N/A	—	500,000	750,000				—	—
	RSUs	2/24/17	—	—	—				550,459	3,000,002
	PBRSUs	2/24/17	—	—	—	137,615	550,459	963,303	—	3,000,002

Thomas Casey	Cash	N/A	—	318,750	478,125				—	—

Steven Allocca	Cash	N/A	—	206,250	309,375				—	—
	RSUs	5/28/17	—	—	—				1,073,346	6,000,004

Timothy Bogan	Cash	N/A	—	227,500	341,250				—	—

Sameer Gulati	Cash	N/A	—	227,500	341,250				—	—
	RSUs	2/24/17	—	—	—				275,230	1,500,004

Sandeep Bhandari	RSUs	2/24/17	—	—	—				91,744	500,005

(1)
The non-equity incentive plan provides no minimum threshold. “Target” is a dollar value based on the NEO’s target bonus percentage and base salary in effect on December 31, 2017. This amount assumes achievement of target corporate and individual performance measures and is pro-rated for the period employed during 2017. The maximum award is 150% of target for all NEOs. Actual non-equity incentive plan awards received for the fiscal 2017 period were $300,000 and $205,000 for Messrs. Bogan and Gulati, respectively. Messrs. Sanborn, Casey and Allocca were each eligible to receive a non-equity incentive award but waived their rights with respect to such award. Mr. Bhandari was not eligible to receive and did not receive a non-equity incentive plan award as a result of his resignation from the Company. For more information regarding the achievement of these non-equity incentive plan awards, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses.”

(2)
With respect to the PBRSUs granted to Mr. Sanborn, indicated threshold, target and maximum amounts correspond to the number of PBRSUs that would be earned in the event that specified minimum, target and maximum levels, respectively, were achieved. With respect to the threshold level, the number of PBRSUs indicated assumes threshold performance for one performance criteria and below threshold performance for the other performance criteria. For more information regarding the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – Performance-based Restricted Stock Units.”

(3)
The amounts reported in this column represent the aggregate grant date value of each award, without regard to forfeitures and computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 16 to the consolidated financial statements included in our Annual Report. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. With respect to Mr. Sanborn, the amount reported for 2017 includes the grant date fair value of PBRSUs granted in February 2017, based on the probable outcome of the performance conditions to which such PBRSUs are subject to which is the target level of performance. Assuming the maximum level of performance is achieved under the applicable performance measures for the PBRSU award, the grant date fair value of the PBRSU award granted to Mr. Sanborn is $5,250,001. Based on the actual level of 2017 performance, Mr. Sanborn earned approximately $1.25 million of PBRSUs and forfeited approximately $1.75 million of PBRSUs (or approximately $4.0 million of PBRSUs assuming maximum level of performance), as valued based on their grant date fair value. For more information regarding the PBRUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – Performance-based Restricted Stock Units.”

2017 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding outstanding equity awards held by our NEOs that remained outstanding as of December 31, 2017:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Scott Sanborn	1,194,360	(2)	—	0.10	05/28/2010	05/28/2020	—		—
	790,000	(2)	—	0.70	10/16/2012	10/16/2022	—		—
	928,772	(3)	422,172	4.99	02/24/2014	02/24/2024	—		—
	513,162	(4)	659,781	8.41	02/26/2016	02/26/2026	—		—
	59,495	(2)	—	9.56	03/03/2016	03/03/2026	—		—
	—		—	—	05/14/2016		890,314	(5)	3,676,997
	—		—	—	02/24/2017		447,248	(6)	1,847,134
	—		—	—	02/24/2017		228,441	(7)	943,461
Thomas Casey	324,484	(8)	713,865	6.11	09/26/2016	09/26/2026	—		—
	—		—	—	09/26/2016		151,904	(8)	627,364
Steven Allocca	—		—	—	05/28/2017		939,178	(9)	3,878,805
Timothy Bogan	109,190	(10)	26,850	8.94	08/04/2014	08/04/2024	—		—
	25,658	(4)	32,990	8.41	02/26/2016	02/26/2026	—		—
	56,869	(8)	125,113	5.52	08/25/2016	08/25/2026	—		—
	—		—	—	02/25/2015		3,048	(11)	12,588
	—		—	—	02/26/2016		50,164	(4)	207,177
	—		—	—	08/25/2016		249,095	(8)	1,028,762
Sameer Gulati	36,243	(12)	55,320	4.37	05/26/2016	05/26/2026	—		—
	—		—	—	05/26/2016		456,030	(12)	1,883,404
	—		—	—	02/24/2017		223,625	(6)	923,571
Sandeep Bhandari	16,545	(2)	—	12.17	08/26/2015	01/04/2018	—		—
	131,956	(2)	—	8.41	02/26/2016	01/04/2018	—		—
	11,755	(2)	—	9.56	03/03/2016	01/04/2018	—		—

(1)	Calculated based on the closing price of $4.13 of our common stock on December 29, 2017.

(2)	Fully vested.

(3)	Becomes fully vested after five years, with 1/16th vesting on the 15-month anniversary of the grant date, and 1/16th vesting quarterly thereafter.

(4)	Becomes fully vested after four years, with 1/16th vesting on May 25, 2016, and 1/16th vesting quarterly thereafter.

(5)	Becomes fully vested after four years, with 1/16th vesting on August 12, 2016, and 1/16th vesting quarterly thereafter.

(6)	Becomes fully vested after four years, with 1/16th vesting on May 25, 2017, and 1/16th vesting quarterly thereafter.

(7)	Earned as a result of the Company’s achievement of certain performance criteria for 2017. Becomes fully vested after two years, with 50% vesting on each of January 1, 2019 and January 1, 2020.

(8)	Becomes fully vested after four years, with 1/16th vesting on November 25, 2016, and 1/16th vesting quarterly thereafter.

(9)	Becomes fully vested after four years, with 1/16th vesting on August 25, 2017, and 1/16th vesting quarterly thereafter.

(10)	Becomes fully vested after four years, with 1/4th vesting on July 14, 2015, and 1/16th vesting quarterly thereafter.

(11)	Becomes fully vested after four years, with 1/16th vesting on May 25, 2015, and 1/16th vesting quarterly thereafter.

(12)	Becomes fully vested after four years, with 1/48th vesting on June 25, 2016, and 1/48th vesting quarterly thereafter.

2017 Option Exercises and Stock Vested

The following table sets forth for each of our NEOs the number of shares of our common stock acquired and the aggregate value realized upon the exercise of stock options and the vesting of stock awards during 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Scott Sanborn	113,700	548,475	459,337	2,567,933
Thomas Casey	—	—	55,237	298,004
Steven Allocca	—	—	134,168	698,344
Timothy Bogan	—	—	237,863	1,346,385
Sameer Gulati	—	—	469,135	2,614,942
Sandeep Bhandari	—	—	207,750	1,217,144

(1)
The value realized on exercise represents the difference between the aggregate market price of the shares underlying the options exercised on the date of exercise and the aggregate price of the option.

(2)	The value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our common stock on the date of settlement.

CEO Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for fiscal 2017:

•	The median of total compensation of all employees, excluding the CEO: $88,958;

•	The annual total compensation of the CEO: $6,756,624; and

•	The ratio of CEO total compensation to median employee total compensation: 76 to 1.

Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. In order to determine the median employee from a compensation perspective, the Company examined cash compensation (salary, wages and cash bonuses) paid in the 2017 calendar year for all employees, excluding our CEO, employed as of December 31, 2017 (Determination Date). On the Determination Date, our employee population consisted of 1,748 individuals, all of whom were located in the United States. This population consisted of our full-time, part-time, and temporary employees.

The Company determined that its median employee from a compensation perspective serves in a human resources role. To identify the “median employee,” we utilized the amount of base salary, wages and cash bonus our employees received, as reflected in our payroll records through the Determination Date and annualized such amounts for any individual hired during 2017. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 to determine the median employee total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and compared such total compensation to the total compensation of our CEO, as reported in the Summary Compensation Table.

Employment Agreements

We have entered into employment agreements or offer letters with each of our NEOs. These agreements provide for at-will employment, a base salary and initial equity award in amounts determined by our Compensation Committee, a cash bonus based on a target percentage of the NEO’s then-current base salary determined by our Compensation Committee and standard employee benefit programs. For Messrs. Casey and Allocca, their employment agreements also provide for Company-provided relocation assistance. While Mr. Bhandari appears as a NEO for 2017, he ceased to be employed by the Company when he resigned effective November 6, 2017.

If an NEO other than Messrs. Sanborn or Allocca is terminated without cause or resigns with good reason within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to 12 months of the NEO’s base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 100% of the NEO’s target bonus or most recent actual bonus payout, (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of the NEO’s termination and (iv) accelerated vesting with respect to all of the NEO’s unvested equity awards. If an NEO other than Messrs. Sanborn or Allocca is terminated without cause or for good reason not within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to six months of the NEOs base salary, (ii) a lump sum payment of the pro-rated amount of the NEO’s bonus as if he or she had been employed through the calendar year, to be determined in our sole discretion and (iii) six monthly cash payments equal to the monthly COBRA premium at the time of the NEOs termination.

If Mr. Sanborn is terminated without cause or for good reason within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 18 months of his base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 150% of his target bonus or most recent actual bonus payout, (iii) 18 monthly cash payments equal to the monthly COBRA premium at the time of his termination and (iv) accelerated vesting with respect to all of his unvested equity awards. If Mr. Sanborn is terminated without cause or for good reason not within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary, (ii) a lump sum payment of the pro-rated amount of his bonus as if he had been employed through the calendar year, to be determined in our sole discretion and (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination.

If Mr. Allocca is terminated without cause or for good reason within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 100% of his target bonus or most recent actual bonus payout, (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination and (iv) accelerated vesting with respect to all of his unvested equity awards. If Mr. Allocca is terminated without cause or for good reason not within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 24 months of his base salary (or 12 months of his base salary if termination is after May 22, 2019, the two year anniversary of his date of hire), (ii) a lump sum payment equal to the greater of 200% of his target bonus (or 100% of his target bonus if termination is after May 22, 2019), (iii) 24 monthly cash payments equal to the monthly COBRA premium at the time of his termination (or 12 monthly cash payments if termination is after May 22, 2019) and (iv) accelerated vesting, if applicable, with respect to his new hire equity award as though he provided continuous service through May 22, 2019.

All payments upon termination are subject to the NEO’s return of our property and release of claims against us. If the NEO’s employment is terminated either by the Company for cause or by the NEO without good reason, then he or she will not receive any payments upon termination. Under the employment agreements, the NEOs are also subject to covenants regarding confidentiality, invention assignment and prohibition on solicitation of our employees or independent contractors for a period of six months following the termination of employment.

Under the employment agreements, “cause” means: (i) conviction in a criminal proceeding involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty or moral turpitude, or any felony or misdemeanor charge; (ii) any act or omission by the NEO involving dishonesty, disloyalty or fraud; (iii) a breach of fiduciary duty; (iv) substantial, willful or repeated disregard of the lawful and reasonable directives of our Board or our Chief Executive

Officer clearly communicated in writing to the NEO, if not remedied within 30 days of the notice; (v) a breach of any non-solicitation or other restrictive covenant set forth in any agreement between the NEO and us, if not cured within 30 days of the notice; (vi) gross negligence or willful misconduct with respect to us or our customers, clients, contractors or vendors; (vii) an order, ruling or determination by a government body, court or self-regulatory organization that imposes a bar or disqualification on the NEOs employment with us; (viii) violation of our policies against unlawful discrimination and harassment; (ix) repeated alcohol or substance abuse while performing services for us; or (x) abandonment or gross dereliction of work duties.

Under the employment agreements, “change in control” means: (i) any merger or consolidation of us with or into another entity (other than any such merger or consolidation in which our stockholders immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of our assets; or (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from us or our stockholders a majority of our outstanding voting power or other ownership interest.

Under the employment agreements, for each NEO other than Mr. Allocca and Mr. Casey, “good reason” means: (i) a material diminution in base compensation unless the base salary of a majority of other employees at the same level as the NEO is also proportionately reduced; (ii) a change in the geographic location at which the NEO must perform services of greater than 50 miles; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, subject to certain exceptions. For Mr. Allocca, in addition to the matters described above, “good reason” also means a material diminution in his authority, duties, or responsibilities or change in reporting duties. For Mr. Casey, in addition to the matters described above, “good reason” also means: (i) a material diminution in his authority, duties, or responsibilities; (ii) a change in circumstances (whether or not after a Change in Control) such that he, while remaining the Company’s Chief Financial Officer, is no longer the most senior financial officer of a publicly traded corporation reporting directly to the Chief Executive Officer.

Potential Payments Upon Termination or Change in Control

Under the terms of the employment agreements that we entered into with each of our NEOs, they are eligible to receive certain benefits in connection with the termination of their employment, depending on the circumstances, as further described above.

The actual amounts that would be paid or distributed to our NEOs as a result of a termination event occurring in the future may be different than those set forth below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock at the time of the termination event. Additionally, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in pre-existing agreements.

The tables below set forth the value of the benefits that each of our NEOs would be entitled to receive upon a qualifying termination event as of December 31, 2017. As used in the tables below, “involuntary termination” means termination without cause or for good reason, as described above.

Scott Sanborn

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$500,000	$750,000
Bonus(1)	500,000	750,000
Health, dental and vision benefits	19,007	28,511
Equity Acceleration(2)	—	6,467,592
Total potential severance payment	$1,019,007	$7,996,103

(1)	Assumes a cash bonus payment equal to 100% of Mr. Sanborn's target annual cash bonus for the fiscal year 2017 performance period.

(2)
Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 29, 2017, and, in the case of stock options, minus the exercise price). With respect to Mr. Sanborn’s 2017 PBRSU award, this includes the acceleration value of 228,441 shares, which is the number of shares earned and subject to time-based vesting under such PBRSU award.

Thomas Casey

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$212,500	$425,000
Bonus(1)	318,750	318,750
Health, dental and vision benefits	12,012	24,023
Equity Acceleration(2)	—	627,364
Total potential severance payment	$543,262	$1,395,137

(1)	Assumes a cash bonus payment equal to 100% of Mr. Casey’s target annual cash bonus for the fiscal year 2017 performance period.

(2)	Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 29, 2017, and, in the case of stock options, minus the exercise price).

Steven Allocca

	Involuntary Termination
Benefit	No Change in Control(1)	Change in Control
Cash severance	$900,000	$450,000
Bonus(2)	412,500	206,250
Health, dental and vision benefits	48,046	24,023
Equity Acceleration(3)	1,385,285	3,878,805
Total potential severance payment	$2,745,831	$4,559,078

(1)
Pursuant to the terms of his employment agreement, in the event Mr. Allocca’s is subject to an involuntary termination outside a change in control after the second anniversary of his date of hire (i.e., after May 22, 2019), his benefits would be significantly less than those he would receive if such termination occurred on December 31, 2017. For more information regarding Mr. Allocca’s employment agreement and the benefits he is entitled to receive in connection with the termination of his employment, see “Executive Compensation – Employment Agreements.”

(2)	Assumes a cash bonus payment equal to 100% of Mr. Allocca’s target annual cash bonus for the fiscal year 2017 performance period.

(3)	Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 29, 2017).

Timothy Bogan

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$175,000	$350,000
Bonus(1)	300,000	300,000
Health, dental and vision benefits	656	1,311
Equity Acceleration(2)	—	1,248,528
Total potential severance payment	$475,656	$1,899,839

(1)	Assumes a cash bonus payment equal to Mr. Bogan’s actual annual cash bonus for the fiscal year 2017 performance period.

(2)	Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 29, 2017, and, in the case of stock options, minus the exercise price).

Sameer Gulati

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$175,000	$350,000
Bonus(1)	227,500	227,500
Health, dental and vision benefits(2)	—	—
Equity Acceleration(3)	—	2,806,975
Total potential severance payment	$402,500	$3,384,475

(1)	Assumes a cash bonus payment equal to 100% of Mr. Gulati’ s target annual cash bonus for the fiscal year 2017 performance period.

(2)
Mr. Gulati was not enrolled in any health, dental or vision plan through the Company as of December 31, 2017, and therefore would not be eligible to receive any health, dental or vision continuation benefits in the event his employment was terminated on such date.

(3)	Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 29, 2017, and, in the case of stock options, minus the exercise price).

Sandeep Bhandari

Mr. Bhandari did not receive any severance or termination payments or benefits upon his resignation effective as of November 6, 2017.

Rule 10b5-1 Sales Plans

Certain of our non-employee directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2017:

Plan Category	(a) Total Number of Securities Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights ($) (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)
Equity compensation plans approved by security holders	47,216,079	5.28	58,295,482
Equity compensation plans not approved by security holders	—	—	—

(1)	Prior to our IPO, we granted awards under our 2007 Stock Incentive Plan. Following our IPO, we granted awards under our 2014 Equity Incentive Plan.

(2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs or PBRSUs, since RSUs and PBRSUs have no exercise price.

(3)
Includes 2007 Stock Incentive Plan, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan. Our 2014 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each year by the lesser of 5% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our Board. Similarly, on January 1 of each year, the aggregate number of shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan shall be increased automatically by the number of shares equal to 1% of the total number of outstanding shares of our common stock on the immediately preceding December 31.

REPORT OF THE COMPENSATION COMMITTEE

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by referenced into our Annual Report.

THE COMPENSATION COMMITTEE

Daniel Ciporin (Chair)
Kenneth Denman
John Mack
Patricia McCord

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 2, 2018, by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are exercisable within 60 days after April 2, 2018. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

We calculated percentage ownership based on 419,607,629 shares of common stock outstanding as of April 2, 2018 (not including treasury shares). In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of capital stock subject to RSUs, options or other convertible securities held by that person that vest or are exercisable within 60 days of April 2, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub Corporation, 71 Stevenson Street, Suite 1000, San Francisco, California 94105.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Scott Sanborn(1)	5,157,213	1.22%
Thomas Casey(2)	581,275	*
Steven Allocca(3)	210,540	*
Timothy Bogan(4)	448,257	*
Sameer Gulati(5)	469,679	*
Sandeep Bhandari(6)	76,475	*
Susan Athey	—	*
Daniel Ciporin(7)	1,099,583	*
Kenneth Denman	30,000	*
John J. Mack(8)	3,155,707	*
Timothy Mayopoulos(9)	71,995	*
Patricia McCord	—	*
Mary Meeker (10)	2,397,744	*
John C. (Hans) Morris(11)	1,324,509	*
Lawrence Summers(12)	1,023,243	*
Simon Williams(13)	487,555	*
All executive officers and directors as a group (21 persons)(14)	17,314,634	4.04%
5% Stockholders:
Entities Affiliated with Shanda Media LTD(15)	97,814,405	23.31%
Entities Affiliated with Vanguard Group Inc.(16)	30,772,325	7.33%
Entities Affiliated with Morgan Stanley Investment Management Inc.(17)	24,164,719	5.76%
Entities Affiliated with BlackRock, Inc.(18)	22,084,505	5.26%

*	Represents beneficial ownership of less than 1%.

(1)
Represents (i) 1,185,861 shares held by Mr. Sanborn, (ii) 3,801,275 shares underlying stock options exercisable within 60 days of April 2, 2018 and (iii) 170,077 RSUs vesting within 60 days of April 2, 2018.

(2)	Represents (i) 57,219 shares held by Mr. Casey, (ii) 454,277 shares underlying stock options exercisable within 60 days of April 2, 2018 and (iii) 69,779 RSUs vesting within 60 days of April 2, 2018.

(3)	Represents (i) 96,815 shares held by Mr. Allocca and (ii) 113,725 RSUs vesting within 60 days of April 2, 2018.

(4)	Represents (i) 137,757 shares held by Mr. Bogan, (ii) 239,696 shares underlying stock options exercisable within 60 days of April 2, 2018 and (iii) 70,804 RSUs vesting within 60 days of April 2, 2018.

(5)	Represents (i) 342,599 shares held by Mr. Gulati, (ii) 45,780 shares underlying stock options exercisable within 60 days of April 2, 2018 and (iii) 81,300 RSUs vesting within 60 days of April 2, 2018.
(6)Based solely on Form 4s filed with the SEC.

(7)	Represents (i) 1,051,311 shares held by Mr. Ciporin and (ii) 48,272 shares held by the Daniel Ciporin 2014 Family Trust.

(8)	Represents (i) 1,570,175 shares held by Mr. Mack and (ii) 1,585,532 shares underlying stock options exercisable within 60 days of April 2, 2018.

(9)	Represents (i) 65,496 shares held by Mr. Mayopoulos and (ii) 6,499 RSUs vesting within 60 days of April 2, 2018.

(10)
Represents (i) 258,428 shares held by Ms. Meeker and (ii) 2,139,316 shares held by KPCB Holdings, Inc., as nominee. The shares are held in the name of “KPCB Holdings, Inc., as nominee” for the account of KPCB Digital Growth Fund, LLC and KPCB DGF Founders Fund, LLC (collectively, the Funds). John Doerr, Ted Schlein, Brook Byers, Bing Gordon and Mary Meeker, a member of our Board, are managing members of KPCB DGF Associates, LLC, the managing member of the Funds and, therefore, may be deemed to share voting and investment power over the shares held by the Funds.

(11)	Represents (i) 60,719 shares held by Mr. Morris and (ii) 1,263,790 shares underlying stock options exercisable within 60 days of April 2, 2018.

(12)
Represents (i) 707,552 shares held by Mr. Summers, (ii) 93,915 shares held by LHS 2016 Qualified Annuity Trust LC, (iii) 2,500 shares held by a relative of Mr. Summers and (iv) 219,276 shares held by LHS 2017 Qualified Annuity Trust LC.

(13)
Represents (i) 179,555 shares held by Mr. Williams, (ii) 48,000 shares held by Camelot Financial Capital Management, LLC, an entity 100% beneficially owned by Mr. Williams and (iii) 260,000 shares underlying stock options exercisable within 60 days of April 2, 2018.

(14)	Represents (i) 8,563,131 shares, (ii) 8,096,197 shares underlying stock options exercisable within 60 days of April 2, 2018 and (iii) 655,306
RSUs vesting within 60 days of April 2, 2018.

(15)
Based solely on a Form 4 filed with the SEC on March 5, 2018, represents 97,814,405 shares held by Shanda Asset Management Holdings Limited. Tianqiao Chen, through his ownership of Shanda Media Limited, may be deemed to share voting and dispositive power over the shares beneficially owned by Shanda Media Limited. Shanda Media Limited, through its ownership of Premium Lead Company Limited, may be deemed to share voting and dispositive power over the securities beneficially owned by Premium Lead Company Limited. Premium Lead Company Limited, through its ownership of Shanda Technology Overseas Capital Company Limited, may be deemed to share voting and dispositive power over the securities beneficially owned by Shanda Technology Overseas Capital Company Limited. Shanda Technology Overseas Capital Company Limited, through its ownership of Shanda Asset Management Holdings Limited, may be deemed to share voting and dispositive power over the securities directly held by Shanda Asset Management Holdings Limited. The address of Shanda Asset Management Holdings Limited is 8 Stevens Road, Singapore 257819.

(16)
Based solely on the Schedule 13G filed on February 9, 2018. Represents 30,772,325 shares held and beneficially owned by The Vanguard Group Inc., and certain of its subsidiaries as of December 31, 2017. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(17)
Based solely on the Schedule 13G filed on February 11, 2016. Represents 24,164,719 shares held by Morgan Stanley and Morgan Stanley Investment Company Inc., and beneficially owned, or that may be deemed to be beneficially owned, by certain operating units of Morgan Stanley and its subsidiaries and affiliates (collectively, MS). The address of MS is 1585 Broadway, New York, NY 10036.

(18)
Based solely on the Schedule 13G filed on January 23, 2018. Represents 22,084,505 shares held and beneficially owned by BlackRock, Inc., and certain of its subsidiaries as of December 31, 2017. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

RELATED PARTY TRANSACTIONS

Related party transactions must be reviewed and approved by our Audit Committee when not conducted in the ordinary course of business subject to the standard terms of our online marketplace or certificate investment program. Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of our latest fiscal year, or any currently proposed transaction involving us where the amount involved exceeds $120,000. This review also includes any material amendment or modification to an existing related party transaction. We have defined related persons as members of the Board, executive officers, principal owners of our outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over our management or operations.

In addition to the executive officer and director compensation arrangements discussed above, from January 1, 2017 to December 31, 2017, several of our executive officers and directors (including immediate family members and accounts for which they are the beneficial owner) have made deposits and withdrawals to their investor accounts and purchased loans, notes and certificates. The following tables summarizes these deposits and withdrawals:

	Year ended December 31, 2017
	Deposits	Withdrawals
Scott Sanborn	$—	$(13,650)
Steven Allocca	$5,000	$—
Timothy Bogan	$4,000	$—
Patrick Dunne	$750,000	$—
Daniel Ciporin(1)	$2,463,600	$(2,315,341)
Jeffrey Crowe(2)	$999,372	$(999,465)
John J. Mack(3)	$—	$(3,067,843)
John C. (Hans) Morris(1)	$254,325	$(126,325)
Lawrence Summers(3)	$—	$(985,302)
Total	$4,476,297	$(7,507,926)

(1)
Withdrawals amount reflects the redemption of interests upon liquidation of a private fund advised by our registered investment advisor. All of the amounts reported as withdrawals reflect the redemption of interests upon liquidation of one private fund advised by our registered investment advisor and contribution to a different private fund advised by our registered investment advisor.

(2)
Withdrawals amount reflects the redemption of interests upon liquidation of a private fund advised by our registered investment advisor. Of the amounts reported as withdrawals, $990,372 reflects the redemption of interests upon liquidation of one private fund advised by our registered investment advisor and contribution to a different private fund advised by our registered investment advisor.

(3)	Withdrawals amount reflects the redemption of interests upon liquidation of a private fund advised by our registered investment advisor.

All such transactions by related persons were made in the ordinary course of business and were transacted on terms and conditions that were not more favorable than those obtained by similarly situated third-party investors.

At December 31, 2017, Mr. Mack and our Company had an aggregate ownership of approximately 26% of limited partnership interests in a holding company that participates in a family of funds with other unrelated third parties and purchases whole loans and interests in whole loans from us. During the year ended December 31, 2017, this family of funds purchased $53.3 million of whole loans and interests in whole loans. Mr. Mack had previously requested to redeem his investment in these funds, which redemption was executed on an orderly basis. Mr. Mack’s investment is in the final stages of liquidation and the Company anticipates that Mr. Mack’s investment will have been fully redeemed, such that he will no longer have any interest in those funds, as of the time of the Annual Meeting.

During 2017, we earned $734 thousand in investor fees from this family of funds, and paid interest of $7.4 million on interests in whole loans to the family of funds. We believe that the sales of whole loans and interests in whole loans, and the investor fees charged were on terms and conditions that were not more favorable than those obtained by other third-party investors.

As of December 31, 2017, the Company had also requested to redeem its interest in these funds. The Company has begun receiving withdrawal payments and anticipates that its interest will be fully redeemed in the future.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2017 with management and with Deloitte & Touche LLP.

The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from us.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.

THE AUDIT COMMITTEE

Daniel Ciporin
Kenneth Denman
Timothy Mayopoulos
Simon Williams (Chair)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC require our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC.

Based solely on our review of the reports filed during 2017 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2017.

COMMUNICATIONS WITH THE LENDINGCLUB BOARD

Stockholders and interested parties wishing to communicate with our Board or with an individual member or members of our Board may do so by writing to our Board or to the particular member or members of our Board and mailing the correspondence to our Corporate Secretary at LendingClub Corporation, 71 Stevenson St., Suite 1000, San Francisco, California 94105. Each communication from a stockholder should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the stockholder of record and beneficially by the beneficial owner.

Our Corporate Secretary, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chairman of our Board.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board is currently comprised of eleven members. In accordance with our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, four Class I directors will be elected for a three year term to succeed the same class whose term is then expiring.

The following individuals, each of whom is currently serving on our Board as a Class I director, were nominated by our Board for election at the Annual Meeting, each to serve until the 2021 Annual Meeting of Stockholders or until his successor has been elected and qualified or his or her earlier death, resignation or removal:

•	Daniel Ciporin

•	Kenneth Denman

•	Timothy Mayopoulos

•	Patricia McCord

The Company’s Amended and Restated Bylaws require that in an uncontested election. each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. A share that is otherwise present at the meeting but for which there is an abstention, or to which a shareholder gives no authority or direction, shall not be considered a vote cast.

Each nominee has consented to being named in this proxy statement and to serve if elected. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine.

Each nominee has agreed to resign if they do not receive a majority of votes cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing our stockholders with a non- binding advisory vote on the compensation of our named executive officers as described above under the heading “Executive Compensation.” This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares cast for or against the matter at the Annual Meeting.

Stockholders are urged to read the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement, which discusses our executive compensation philosophy, policies and practices, and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee believes that these policies and procedures are effective in advancing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of the named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to LendingClub Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2018 Annual Meeting of Stockholders, is hereby APPROVED.”

The vote on our named executive officer compensation is an advisory vote only and will not be binding on us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation, values the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2018, and recommends that the stockholders vote for ratification of such appointment. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018 will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2017 and 2016:

	2017	2016
Audit fees(1)	$4,527,843	$3,539,000
Audit-related fees(2)	1,907,262	3,224,750
Tax fees	—	—
All other fees(3)	518,067	—
Total fees	$6,953,172	$6,763,750

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report and a review of financial statements included in our Quarterly Reports on Form 10-Q and (ii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years.

(2)
Audit-related fees include (i) assurance and related services, including issuance of service audit reports (SOC 1), (ii) review of SEC filings, (iii) audit fees for the private funds managed by the Company’s registered investment advisor, and (iv) services provided to support the internal board review and control remediation.

(3)	All other fees include agreed upon procedures for securitizations and training services.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by- case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte for 2017 and 2016 described above were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

PROPOSAL FOUR:
DECLASSIFICATION OF THE BOARD

The Board has unanimously approved and recommends that the Company’s stockholders approve amending certain sections of our Restated Certificate of Incorporation (Certificate of Incorporation) that would phase in the declassification of our Board (Declassification Amendment) as described below and set forth on Annex I of this Proxy Statement.

Background of the Proposal

The Nominating and Governance Committee and the Board of Directors regularly review our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company and its stockholders. The Board of Directors believes that its classified structure, which was implemented in 2014 when we became a publicly traded company, promotes continuity, stability, and encourages the Board to plan for long-term goals.

As stated earlier in this Proxy Statement, during the Fall of 2017, the Company conducted meetings with the governance teams from a number of significant stockholders during which the Company solicited input on governance issues and priorities. During these meetings, a number of the Company's largest stockholders expressed a preference that, over the course of time, the Company should consider declassifying its Board. While the Board believes there are important benefits to a classified board structure, the Board recognizes the growing sentiment among certain stockholder and members of the investment community in favor of annual elections and the benefit of providing stockholders an annual opportunity to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure.

Ultimately, after weighing the various factors, the Board of Directors determined that it would be in the best interests of the Company and our stockholders to amend and restate our Certificate of Incorporation to declassify the Board. Accordingly, in March 2018, the Board approved, subject to stockholder approval, the Declassification Amendment. The Board also approved certain conforming changes to the Company’s bylaws, which changes will go in effect if the Declassification Amendment is approved by our stockholders.

Please note that the Declassification Amendment requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s stock to pass.

Current Classified Board Structure

Under Article VI, Section 3 of our Certificate of Incorporation, the Board is currently separated into three classes nearly equal in size. Absent the earlier resignation or removal of a director, each year the stockholders are asked to elect the directors comprising one of the classes for a three-year term. The term of the current Class I directors is set to expire at the Annual Meeting. The term of the Class II directors is set to expire at the 2019 Annual Meeting and the term of the Class III directors is set to expire at the 2020 Annual Meeting. Under the current classified board structure, stockholders may only elect approximately one-third of the Board each year.

Proposed Amendment to Certificate of Incorporation

Currently, members of our Board are elected for staggered terms of three years. If the Declassification Amendment is approved, commencing immediately after the date of the Annual Meeting, any director elected to the Board shall be elected for a term expiring at the next annual meeting of stockholders. The directors who are elected or appointed on or prior to the date of the Annual Meeting, including the directors standing for election under Proposal One, will continue to hold office until the end of the terms for which they were elected or appointed to serve. In all cases, each director will hold office until his or her successor has been elected and qualified or until such director’s earlier death, retirement, resignation or removal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE DECLASSIFICATION AMENDMENT.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to participate in the Annual Meeting via the Internet, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by phone, so that your shares may be represented at the Annual Meeting.

ANNEX I

Amendments to the Restated Certificate of Incorporation to Declassify the Board

If Proposal Four is passed, then Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation shall be amended and restated as follows:

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

* * * * * * * * * * *

3. ~~Classified~~ Board Election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors elected after the date of the annual meeting of stockholders to be held in 2018 shall stand for election as a director at the next annual meeting of stockholders and shall, if elected, hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. At and after the annual meeting of stockholders to be held in 2021, the directors shall no longer be classified with respect to the time for which they hold office.

4. Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s Bylaws. ~~Subject~~Until the annual meeting of stockholders to be held in 2021, subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. From and after the annual meeting of stockholders to be held in 2021, holders of a majority of the shares then entitled to vote at an election of directors may remove any director or the entire Board with or without cause. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

5. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders (or, if so elected prior to the annual meeting of stockholders to be held in 2021, for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires ~~or~~) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.
* * * * * * * * * * *

LENDINGCLUB CORPORATION
71 STEVENSON STREET
SUITE 1000
SAN FRANCISCO, CA 94105

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 30, 2018, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to vote.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LC2018**

You may participate in the Meeting via the Internet and vote during the Meeting. Have your proxy card in hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 30, 2018, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45730-P08113

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENDINGCLUB CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Class I Directors

Nominees:

	For	Against	Abstain
1a. Daniel Ciporin	☐	☐	☐
1b. Kenneth Denman	☐	☐	☐
1c. Timothy Mayopoulos	☐	☐	☐
1d. Patricia McCord	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E45731-P08113

LENDINGCLUB CORPORATION
Annual Meeting of Stockholders
May 31, 2018 11:00 AM, Pacific Time

This proxy is solicited by the Board of Directors

The stockholder hereby appoints Scott Sanborn and Thomas Casey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of LENDINGCLUB CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on May 31, 2018 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies on all other matters that properly come before the meeting.

Continued and to be signed on reverse side